UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒                    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 240.14a-12

DANKA BUSINESS SYSTEMS PLC

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Ordinary shares of 1.25 pence each

6.50% senior convertible participating shares of US$1.00 each

(2)	Aggregate number of securities to which transaction applies:

259,148,748 ordinary shares

381,132 6.50% senior convertible participating shares

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $2,219.61 was calculated pursuant to Exchange Act Rule 0-11(c) and is equal to $39.30 per million of the estimated distribution of $56,478,718.70

(4)	Proposed maximum aggregate value of transaction:

$56,478,718.70

(5)	Total fee paid:

$2,219.61

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$2,219.61

(2)	Form, Schedule or Registration Statement No:

Schedule 14A

(3)	Filing Party:

Danka Business Systems PLC

(4)	Date Filed:

September 19, 2008

DANKA BUSINESS SYSTEMS PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

(Registered in England No. 1101386)

January 20, 2009

To holders of convertible participating shares and American Depositary Shares of Danka Business Systems PLC and, for informational purposes only, to holders of options to acquire American Depositary Shares.

Dear Fellow Shareholder:

You are cordially invited to attend or provide a voting instructional form or proxy card, as applicable, with respect to an Extraordinary General Meeting of Danka Business Systems PLC to be held on February 19, 2009 at 2 p.m. (London time) at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS.

At the Extraordinary General Meeting, you will be asked to again consider and vote on, in person, by proxy or pursuant to a voting instructional form, a members voluntary liquidation to distribute the net proceeds from the June 2008 sale of the Company’s wholly-owned U.S. subsidiary, Danka Office Imaging Company (“DOIC”), to Konica Minolta Business Solutions U.S.A., Inc. (“Konica Minolta”), as further described below.

As holders of the Company’s American Depositary Shares (“ADSs”) do not directly hold ordinary shares, they are not entitled to attend the Extraordinary General Meeting. Nevertheless, holders of ADSs are being asked to promptly sign, date and return the enclosed voting instructional form in the enclosed envelope provided by The Bank of New York Mellon as depositary, or otherwise follow the voting instructions provided by the depositary. If you hold ADSs, you cannot vote them at the meeting, nor may you grant a proxy to vote your shares other than by completing and returning the enclosed voting instructional form or otherwise following the voting instructions provided by the depositary.

As you may know, on June 27, 2008, following shareholder approval, we completed the sale of DOIC to Konica Minolta. The total purchase price paid by Konica Minolta for the acquisition of the outstanding capital stock of DOIC, the entity through which Danka conducted its remaining business operations, was $240 million, subject to an upward or downward net worth adjustment of up to $10 million. The sum of $10 million was held back by Konica Minolta from the amount paid at closing as security for the Company’s purchase price adjustment obligations. In addition, $25 million of the purchase price paid by Konica Minolta at closing is currently being held in escrow for a period of up to four years following closing to satisfy any and all claims by Konica Minolta which may be made under the stock purchase agreement governing the acquisition of DOIC. After the repayment of the Company’s outstanding indebtedness, including repayment of approximately $146 million under the Company’s credit facilities provided by General Electric Capital Corporation (“GECC”), the payment of certain change-of-control and severance obligations and the fees and expenses incurred in connection with the sale transaction and minus the holdback and escrow amounts set forth above, the net sale proceeds received by the Company were approximately $40 million. In connection with the sale of DOIC, the credit facilities provided by GECC were repaid and terminated. As of September 30, 2008, this amount has been reduced to approximately $37.4 million, due to the ongoing expenses of the Company, including among other things, the significant compliance costs as a public company in both the U.S. and UK. Given the current uncertainty in the global economy, and in particular, the global financial markets, among other things, the Board believes it is unlikely that the return on the current investment of the cash held by the Company will outpace the ongoing costs of the Company in its current status.

As you may also know, at the extraordinary general meeting of Danka shareholders at which the sale transaction was approved, our board of directors had also proposed that the Company be put into a United Kingdom (UK) process of members’ voluntary liquidation, which would have allowed for the Company to be liquidated and the net proceeds of the sale to be distributed following the discharge of the Company’s liabilities, as well as the costs and expenses of the liquidation. This proposal was not approved by the requisite majority of votes cast by Danka shareholders and, consequently, the Company did not enter into a members’ voluntary liquidation at that time.

In connection with the negotiation and execution of the stock purchase agreement with Konica Minolta, an independent committee of the Company’s board of directors reached agreement after considerable negotiations with Cypress Merchant Banking Partners II LP and certain of its affiliates (the “Cypress Shareholders”)—which, as of the date hereof, collectively hold approximately 92% of the convertible participating shares—which would entitle the holders of the Company’s ordinary shares, including holders of ADSs, to be paid a cash amount equal to $0.025 per ordinary share, or $0.10 per ADS, in a members’ voluntary liquidation. In order to effect this arrangement, the Company procured the agreement of the Cypress Shareholders, together with the other holder of our convertible participating shares, to irrevocably and unconditionally direct and instruct the liquidators to pay to the holders of ordinary shares (including holders of ADSs) the payment described above out of the proceeds of a members’ voluntary liquidation, prior to any distribution of the proceeds of a members’ voluntary liquidation to the holders of convertible participating shares.

Since the completion of the sale of DOIC, the Company’s board of directors has assessed the alternatives available to distribute the net proceeds of the sale of DOIC among Danka shareholders. In assessing the available alternatives, the board of directors has been mindful of the fact that there is no guarantee that the holders of the Company’s convertible participating shares will not take action(s) that may be available to them under applicable law, for example seeking an involuntary winding up of the Company, to recover amounts to which they are ultimately entitled pursuant to Danka’s Articles of Association (the “Articles”) and which must be paid to them before ordinary shareholders (and holders of ADSs) are entitled to receive any return on a winding up of the Company. Such amounts exceed the amount of net proceeds from the sale of DOIC and the funds which are otherwise available to the Company. The passage of time continues the accretion in the value of our convertible participating shares (which exceeds the amount of the net proceeds from the sale of DOIC), further reducing the return to the holders of convertible participating shares and increasing the possibility of no return to the holders of ordinary shares (and ADSs). Accordingly, in an involuntary liquidation, it is unlikely that ordinary shareholders (including ADS holders) would receive any distribution. The Company has been advised by the Cypress Shareholders that they intend to file an application in the near future seeking the involuntary winding up of the Company under the provisions of the United Kingdom’s Insolvency Act 1986. That application will be made to the English High Court. The Cypress Shareholders have also informed the Company that, in the event that the proposed members’ voluntary liquidation is rejected once again, they will seek the support of the Company’s management and board of directors for the involuntary liquidation application.

In light of the factors discussed above, the board of directors believes that the undertakings which the board of directors has procured from the convertible participating shareholders in the deed of undertaking, which only apply in the context of a members’ voluntary liquidation, represent the only realistic prospect of ordinary shareholders (including ADS holders) obtaining a return from the Company’s net cash. Further, in light of the fact that the Company has ceased to have any trading operations, as well as permitting ordinary shareholders (including ADS holders) to obtain a return and to permit the net cash in the Company to be returned to Danka shareholders in the most cost effective and timely manner, the members’ voluntary liquidation would allow for Danka’s affairs to be wound up in an orderly and efficient manner.

If Danka shareholders do not approve the members’ voluntary liquidation, the board of directors will continue to assess the alternatives available to distribute the Company’s net cash among Danka shareholders. However, Danka shareholders should note that should the proposed members’ voluntary liquidation not be approved, there is no guarantee that any future alternative chosen by the board of directors will result in any return to ordinary shareholders (including ADS holders). Under the existing terms of the Articles, given the current approximately US$392 million in accreted value of the convertible participating shares, the convertible participating shareholders would be entitled to receive all of the Company’s net cash in a liquidation of the Company. In addition, Danka shareholders should also note that under the Articles, the Company is required, subject to the requirements of English company law, to redeem all of the convertible participating shares on December 17, 2010 (or as soon thereafter as the Company is permitted by English company law), or the maximum number of Danka convertible participating shares which can lawfully be so redeemed on such date in accordance with such requirements.

At the Extraordinary General Meeting then, holders of our ordinary shares (including ADSs) and holders of our convertible participating shares will be asked to consider and vote on, in person, by proxy or pursuant to a voting instructional form, the following:

(i) entry into a “members voluntary liquidation” (the “MVL”), pursuant to which the Company will be voluntarily wound up; and

(ii) related proposals (described in the Notice of Extraordinary General Meeting) necessary to effect the MVL (such resolutions, together with the resolution described in clause (i) above, the “Resolutions”).

Holders of our ordinary shares (including ADSs) and holders of our convertible participating shares will vote on the Resolutions together as a single class at the Extraordinary General Meeting.

The Cypress Shareholders have agreed to vote in favor of the MVL and related proposals necessary to effect the MVL.

Our board of directors considered a number of factors in evaluating the MVL and related proposals necessary to effect the MVL, and consulted with its legal and financial advisors in so doing. After careful consideration, our board of directors has unanimously determined (with two directors abstaining) that the MVL and related proposals necessary to effect the MVL are fair (including from a financial point of view) and reasonable and are in the best interests of Danka and its shareholders as a whole, and recommends that you vote “FOR” the Resolutions. The two abstaining directors are the directors appointed by the Cypress Shareholders pursuant to the Articles. In accordance with their rights as holders of convertible participating shares, the Cypress Shareholders have agreed to vote in favor of the MVL and related proposals necessary to effect the MVL.

The enclosed proxy statement provides detailed information about the MVL and related proposals necessary to effect the MVL. We encourage you to read this proxy statement carefully, including its annexes. An explanatory circular with respect to the MVL and related proposals necessary to effect the MVL is being distributed to holders of our ordinary shares in the United Kingdom pursuant to the UK Listing Authority (“UKLA”) listing rules and is attached to this proxy statement as Annex D for your reference.

It is important that holders of our ordinary shares (including holders of ADSs) and convertible participating shares be represented at the meeting. Ordinary shares represented by ADSs will be voted by The Bank of New York Mellon as depositary for our ADSs pursuant to instructions received from holders of ADSs. If you hold ADSs, we ask that you promptly sign, date and return the enclosed voting instructional form in the enclosed envelope provided by the depositary, or otherwise follow the voting instructions provided by the depositary. The voting instructional form must be returned to the depositary not later than 5:00 p.m. (New York time) on February 17, 2009.

We ask that convertible participating shareholders promptly sign, date and return the enclosed pink proxy card to arrive at our registered office at the address set out above, not later than 2 p.m. (London time) on February 17, 2009 even if you plan to attend the meeting. Returning your proxy card will not prevent you from voting your shares in person at the meeting if you are present and choose to do so.

On behalf of the board of directors, I urge you to sign, date and return the applicable, enclosed voting instructional form or proxy card as soon as possible.

Sincerely,

A.D. Frazier Chairman

This proxy statement and related materials are being distributed on or about January 20, 2009.

DANKA BUSINESS SYSTEMS PLC

(Registered in England No. 1101386)

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON FEBRUARY 19, 2009

Notice is hereby given that an extraordinary general meeting (the “Extraordinary General Meeting”) of Danka Business Systems PLC (the “Company”) will be held at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS, on February 19, 2009 at 2 p.m. (London time) for the purpose of considering and, if thought fit, passing the following resolutions, of which the resolutions numbered 2, 4 and 5 will be proposed to the members of the Company as ordinary resolutions, and the resolutions numbered 1 and 3 will be proposed to the members of the Company as special resolutions (resolutions 1 – 5, collectively, the “Resolutions”). Resolutions 1 and 3 are special resolutions under English law. As such, they require the affirmative vote of at least 75% of the votes cast at the Extraordinary General Meeting (as opposed to a simple majority of votes cast for an ordinary resolution) in order to be approved.

Agenda

To consider and, if thought fit, approve the following resolutions:

1.	Special Resolution

“THAT the Company be wound up voluntarily.”

2.	Ordinary Resolution

“THAT, subject to and with effect from the resolution numbered 1 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, Jeremy Spratt and Finbarr O’Connell of KPMG LLP, 8 Salisbury Square, London EC4Y 8BB be and are hereby appointed joint liquidators for the purpose of the voluntary winding-up of the Company, and any power conferred on them by law or by this resolution or by resolution numbered 3 below, and any act required or authorized under any enactment or such other resolution to be done by them, may be done by them jointly or by each of them alone.”

3.	Special Resolution

“THAT, subject to and with effect from the resolutions numbered 1 and 2 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, the joint liquidators appointed pursuant to the resolution numbered 2 be authorized under the provisions of section 165 (2) of the UK Insolvency Act 1986 to exercise any of the powers laid down in Schedule 4, Part I, of that Act as may be necessary or desirable in their judgment.”

4.	Ordinary Resolution

“THAT, subject to and with effect from the resolutions numbered 1 and 2 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, the remuneration of the joint liquidators (as appointed by resolution numbered 2) be fixed, in accordance with the terms of their engagement letter with the Company, dated 25 March 2008, at their normal charging rates by reference to the time properly given by them and members of their staff in attending to matters arising in the winding up of the Company (including those falling outside their statutory duties but in all respects in accordance with the terms of their engagement letters with the Company) and that they be and are hereby authorized to draw sums on account of their remuneration at such intervals as they reasonably determine and to pay any expenses and disbursements properly incurred by them in respect of the winding up.”

5.	Ordinary Resolution

“THAT, subject to and with effect from the resolutions numbered 1, 2 and 4 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, the joint liquidators be authorized to do all such things as are necessary to wind up the remaining subsidiaries of the Company, including without limitation appointing themselves as joint liquidators of the UK subsidiaries and to draw their remuneration in respect of any subsidiary liquidations from the Company on the same basis as in resolution 4.”

All holders of convertible participating shares of Danka and their duly appointed representatives are cordially invited to attend the Extraordinary General Meeting in person. However, pursuant to Regulation 41 of the Uncertified Securities Regulations 2001, Danka has specified that, to be entitled to attend and vote at the Extraordinary General Meeting (and for the purpose of determining the number of votes they may cast), shareholders must be entered on the Company’s Register of Members at 2 p.m. (London time) on February 17, 2009 (or, in the event that the meeting is adjourned or postponed, 48 hours before the time of any adjourned or postponed meeting). Changes to entries on the relevant register of securities after 2 p.m. (London time) on February 17, 2009 will be disregarded in determining the rights of any person to attend or vote at the meeting.

Holders of ADSs of Danka at the close of business on January 15, 2009, the record date for determining the holders of ADSs, are entitled to notice of the Extraordinary General Meeting and any adjournment or postponement of it and to provide voting instructions to the depositary. A voting instructional form for use by holders of ADSs is enclosed, which to be effective, must be completed and delivered together with the original power of attorney or authority, if any, under which it is signed (or a notarially certified copy thereof), to The Bank of New York Mellon, ADS Division, 101 Barclay Street, New York, New York 10286 so as to arrive not later than 5:00 p.m. (New York time) on February 17, 2009.

A pink form of proxy for use by convertible participating shareholders is enclosed, which to be effective, must be completed and delivered together with the original power of attorney or authority, if any, under which it is signed (or a notarially certified copy thereof), to the Company’s registered office, Masters House, 107 Hammersmith Road, London W14 0QH so as to arrive not later than 48 hours before the time the meeting is to be held. Voting instructions with respect to holders of ordinary shares are set forth in the explanatory circular and such holders are referred thereto.

The purpose of this notice is to provide you with details of the MVL and related proposals necessary to effect the MVL and to explain why our board believes it to be in the best interests of Danka and its shareholders as a whole and to ask Danka shareholders to vote in favor of the Resolutions. Whether or not holders of our convertible participating shares plan to attend the Extraordinary General Meeting in person, we request that they promptly complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the Extraordinary General Meeting if you are unable to attend. If you are the holder of convertible participating shares, and wish to attend the Extraordinary General Meeting and vote in person, you may withdraw your proxy and vote in person at the meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the Resolutions.

If you hold ADSs, we request that you promptly complete, sign, date and return the enclosed voting instructional form in the enclosed envelope provided by the depositary, or otherwise follow the voting instructions provided by the depositary. Note that our depositary agreement with the depositary gives us the right to instruct the depositary to give a discretionary proxy to a person designated by the Company to vote all ordinary shares represented by ADSs that have failed to timely file their voting instructional form with the depositary.

Our board of directors unanimously recommends (with two directors abstaining) that you vote “FOR” the Resolutions. The two abstaining directors are the directors appointed by the Cypress Shareholders pursuant to the Articles. In accordance with their rights as holders of convertible participating shares, the Cypress Shareholders have agreed to vote in favor of the MVL and related proposals necessary to effect the MVL.

By order of the Board of Directors

Jean M. Johnson Company Secretary

Registered office:

Masters House

107 Hammersmith Road

London W14 0QH

Dated: January 20, 2009

Annexes

Annex A—Deed of Undertaking

Annex B—Deed of Amendment

Annex C—Second Amended and Restated Letter Agreement

Annex D—Circular (United Kingdom)

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE EXTRAORDINARY GENERAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the proxy materials and the Extraordinary General Meeting of the Company, convened by the above notice. These questions and answers may not address all questions that may be important to you as a Danka shareholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Danka Business Systems PLC. In addition, we refer to Danka Business Systems PLC as “Danka” or the “Company”. References to “U.S. dollars”, “dollars” or “$” are to United States currency.

Q:	Why am I receiving this proxy statement?

A:	The Company is furnishing this proxy statement in connection with the solicitation of specific voting instructions from holders of Danka’s ADSs and proxies from holders of Danka’s convertible participating shares to be voted at an Extraordinary General Meeting of Danka Business Systems PLC (the “Extraordinary General Meeting”) to be held on February 19, 2009 or at any adjournments or postponements of the Extraordinary General Meeting.

Q:	What am I being asked to vote on?

A:	At the Extraordinary General Meeting, our ordinary shareholders (including holders of ADSs) and holders of our convertible participating shares will be asked to consider and vote on resolutions (the “Resolutions”) to approve:

1.	entry into a members’ voluntary liquidation (the “MVL”);

2.	the appointment of Jeremy Spratt and Finbarr O’Connell of KPMG LLP as joint liquidators for the purpose of the voluntary winding-up of the Company (the “Liquidators”);

3.	the authorization of the Liquidators to exercise the powers laid down in Schedule 4, Part I, of the UK Insolvency Act 1986;

4.	the authorization to fix the remuneration of the Liquidators, in accordance with the terms of their engagement letter with the Company, at their normal charging rate, and the authorization that they be permitted to draw sums on account of their remuneration at such intervals as they reasonably determine and to pay any expenses and disbursements properly incurred by them in respect of the MVL; and

5.	the authorization of the Liquidators to do all such things as are necessary to wind up the remaining subsidiaries of the Company, including without limitation appointing themselves as Liquidators of the UK subsidiaries and to draw their remuneration in respect of any subsidiary liquidations from the Company on the same basis as in resolution 4 above.

Q:	Why is the Company again proposing a MVL?

A:	On June 27, 2008, following shareholder approval, we completed the sale of the Company’s wholly-owned U.S. subsidiary, DOIC, through which Danka conducted its remaining business operations, to Konica Minolta.

At the extraordinary general meeting of Danka shareholders at which the sale transaction was approved, our board of directors had also proposed distributing the net proceeds from the sale through a members’ voluntary liquidation. This proposal was not approved by the requisite percentage of votes cast by Danka shareholders—i.e., by the affirmative vote of 75% or more of the votes cast—and, consequently, the Company did not enter into a members’ voluntary liquidation at that time.

i

Since the completion of the sale of DOIC, the Company’s board of directors has assessed the alternatives available to distribute the net proceeds of the sale of DOIC among Danka shareholders. In assessing the available alternatives, the board of directors has been mindful of the fact that there is no guarantee that the holders of the Company’s convertible participating shares will not take action(s) that may be available to them under applicable law, for example seeking an involuntary winding up of the Company, to recover amounts to which they are ultimately entitled pursuant to Danka’s Articles and which must be paid to them before ordinary shareholders (and holders of ADSs) are entitled to receive any return on a winding up of the Company. Such amounts exceed the amount of net proceeds from the sale of DOIC and the funds which are otherwise available to the Company. The passage of time continues the accretion in the value of our convertible participating shares (which exceeds the amount of the net proceeds from the sale of DOIC), further reducing the return to the holders of convertible participating shares and increasing the possibility of no return to the holders of ordinary shares (and ADSs). Accordingly, in an involuntary liquidation, it is unlikely that ordinary shareholders (including ADS holders) would receive any distribution. The Company has been advised by the Cypress Shareholders that they intend to file an application in the near future seeking the involuntary winding up of the Company under the provisions of the United Kingdom’s Insolvency Act 1986. That application will be made to the English High Court. The Cypress Shareholders have also informed the Company that, in the event that the proposed members’ voluntary liquidation is rejected once again, they will seek the support of the Company’s management and board of directors for the involuntary liquidation application.

In addition, Danka shareholders should also note that under the Articles, the Company is required, subject to the requirements of English company law, to redeem all of the convertible participating shares on December 17, 2010 (or as soon thereafter as the Company is permitted by English company law), or the maximum number of Danka convertible participating shares which can lawfully be so redeemed on such date in accordance with such requirements.

In connection with the negotiation and execution of the stock purchase agreement with Konica Minolta, an independent committee of the Company’s board of directors reached agreement after considerable negotiations with the Cypress Shareholders, which would entitle the holders of the Company’s ordinary shares, including holders of the Company’s ADSs, to be paid a cash amount equal to $0.025 per ordinary share, or $0.10 per ADS, in a members’ voluntary liquidation. In order to effect this arrangement, the Company procured the agreement of the Cypress Shareholders, together with the other holder of our convertible participating shares, to irrevocably and unconditionally direct and instruct the Liquidators to pay to the holders of ordinary shares (including holders of ADSs) the payment described above out of the proceeds of a members’ voluntary liquidation, prior to any distribution of the proceeds of a members’ voluntary liquidation to the holders of convertible participating shares.

In light of the factors discussed above, the board of directors believes that the undertakings which the board of directors has procured from the convertible participating shareholders in the deed of undertaking, which only apply in the context of a members’ voluntary liquidation, represent the only realistic prospect of ordinary shareholders (including ADS holders) obtaining a return from the Company’s net cash. Further, in light of the fact that the Company has ceased to have any trading operations, as well as permitting ordinary shareholders (including ADS holders) to obtain a return and to permit the net cash in the Company to be returned to Danka shareholders in the most cost effective and timely manner, the members’ voluntary liquidation would allow for Danka’s affairs to be wound up in an orderly and efficient manner.

Q:	What alternatives did the board of directors consider other than a MVL for distributing to Danka shareholders, or otherwise using, the net proceeds from the sale of DOIC?

A:	In determining to proceed with the MVL, the board of directors assessed the following alternatives:

Reduction of Share Capital

A reduction of share capital is a court-supervised proceeding under English law pursuant to which cash can be returned to shareholders—for example, by way of a reduction of the amounts paid up on shares or a cancellation of shares—provided that the court is satisfied that the interests of creditors of the Company are not prejudiced by the reduction of capital. The board of directors, after consultation with its financial and legal advisors, determined that a reduction of share capital would likely be a longer and more expensive process than a MVL. In addition, a reduction of share capital would not alter the right under Danka’s Articles of the holders of the convertible participating shares to receive all of the net proceeds from the sale of DOIC, given the accreted value of the convertible participating shares.

Third Party Transaction

The board of directors also considered pursuing a transaction with a third party acquiror for the remainder of the Company following the sale of DOIC. However, the board of directors, together with its financial and legal advisors, determined that the prospect of a credible offer by a third party for a company with no continuing operations and with no assets other than approximately $40 million in cash was low. As the Company is a public company incorporated in England and Wales and with shares listed on the London Stock Exchange, such a transaction would be regulated by the UK’s City Code on Takeovers and Mergers and subject to the jurisdiction of the UK’s Panel on Takeovers and Mergers, with a number of implications on timing, expense and risk of execution. The acquisition of Danka by a third party would also likely trigger a “change of control” under Danka’s Articles, requiring the redemption of the convertible participating shares in cash at 101% of the then effective accreted value of those shares (currently approximately $392 million). As it is unlikely that the value of any offer made for Danka would exceed the accreted value of the convertible participating shares, in such instance the holders of the convertible participating shares would ultimately be entitled to all of the proceeds realized from such a transaction.

Use of Sale Proceeds to Fund Purchase of New Business or Assets

The board of directors, together with its financial advisors, also considered the viability of using the net proceeds from the sale of DOIC to fund the purchase of a new business or other assets. However, in light of the accreted value of the convertible participating shares and the Company’s obligation to redeem such shares in December 2010, the board of directors determined that any incremental value that could be achieved before December 2010 would likely be attributable to the convertible participating shares rather than ordinary shares. The board of directors also considered, among other things, the risks and costs associated with any such undertaking and determined that such course of action was not likely credible. In addition, one or more of potential acquisition structures would likely trigger a “change of control” under Danka’s Articles, requiring the redemption of the convertible participating shares in cash at 101% of the then effective accreted value of those shares (currently approximately $392 million).

For these reasons, as well as the reasons for proposing a MVL set forth in the immediately preceding question and answer, the board of directors determined to propose another MVL to Danka shareholders at the Extraordinary General Meeting.

Q:	Can Danka convert the outstanding convertible participating shares into ordinary shares?

A:	Danka does not have the right to force the holders of convertible participating shares to convert those shares into ordinary shares. Under Danka’s Articles, Danka’s may redeem the convertible participating shares, for cash, in whole but not in part, at a price equal to the greater of (a) 100% (or 101% were the holders of the convertible participating shares to demand redemption upon a “change of control” (as such term is defined in Danka’s Articles)) of the effective liquidation return (currently approximately $392 million) and (b) the market value on the date of redemption of the ordinary shares into which the convertible participating shares are then convertible (e.g., 125,396,468 ordinary shares x the proposed payment of $0.025 per ordinary share = approximately $3,134,912), in each case plus accumulated and unpaid dividends from the most recent dividend payment date. Thus, if Danka were to exercise its rights under Danka’s Articles to redeem the convertible participating shares at this time, it would be required to pay a redemption price of approximately $392 million in cash. Danka does not possess the financial ability to redeem the convertible participating shares at this time, and the Board does not believe that it will have that ability in the foreseeable future.

Under Danka’s Articles, Danka is permitted to convert the convertible participating shares into ordinary shares, instead of redeeming them in cash, only if the market value of the ordinary shares (as described in clause (b) above) is greater than 100% of the effective liquidation return (as described in clause (a) above). Since the market value of the Company’s ordinary shares into which the convertible participating shares are convertible is substantially below the liquidation return of approximately $392 million, the option to convert the convertible participating shares into ordinary shares in lieu of a cash redemption is not available to the Company at this time.

Thus, whether the convertible preference shares were to be redeemed or the Company to be liquidated, the holders of the convertible participating shares would ultimately be entitled to receive all of the Company’s net cash. Therefore, the board of directors believes that the agreement reached with the convertible participating shareholders by the independent committee of the Company’s board, which entitles the holders of the Company’s ordinary shares, including ADSs, to be paid a cash amount equal to $0.025 per ordinary shares, or $0.10 per ADS, in the MVL is fair and equitable to the holders of ordinary shares and ADSs.

Q:	What is the net amount of assets to be distributed to Danka shareholders if the MVL is approved?

A:	The total purchase price paid by Konica Minolta for the acquisition of the outstanding capital stock of DOIC was $240 million. The purchase price is subject to an upward or downward net worth adjustment of up to $10 million. The final purchase price will be adjusted, dollar for dollar, for each dollar by which the closing net worth of DOIC varies from the net worth as of an earlier reference date. The sum of $10 million was held back by Konica Minolta from the amount paid at closing as security for the Company’s purchase price adjustment obligations. Konica Minolta was required to prepare and deliver its proposed net worth adjustment no later than 90 days after the closing date of the sale transaction, or September 25, 2008. By letter of that date, Konica Minolta proposed a downward net worth adjustment of approximately $8.2 million, which would result in Danka not receiving the $10 million positive net worth adjustment and only approximately $1.8 million of the $10 million held back by Konica Minolta as security for the net worth adjustment. We can provide no assurance as to the ultimate amount of the net worth adjustment to be agreed to with Konica Minolta.

In addition, $25 million of the purchase price paid by Konica Minolta at closing is currently being held in escrow for a period of up to four years following closing to satisfy any and all claims which may be made by Konica Minolta under the stock purchase agreement governing the acquisition of DOIC. The amount of cash held in escrow will be reduced each year following closing (to $20 million after year one, $15 million after year two, $10 million after year three, and terminating after year four), with certain amounts not required to satisfy claims under the stock purchase agreement being returned to Danka on each anniversary of closing. The escrow will step down only to the extent there are not any claims pending against such amounts.

After the repayment of the Company’s outstanding indebtedness, including repayment of approximately $146 million under the Company’s credit facilities provided by General Electric Capital Corporation, the payment of certain change-of-control and severance obligations and the fees and expenses incurred in connection with the sale transaction and minus the holdback and escrow amounts set forth above, the net sale proceeds received by the Company were approximately $40 million.

As you know, the Company has in recent years sold off the entirety of its operations outside the United States. Certain tax, indemnification and other “legacy” obligations remain outstanding in connection with these previous disposals and the winding up of the Danka group entities which remained in existence following such disposals. These obligations were approximately $8 million in identified tax liabilities, potential maximum indemnification obligations of approximately $210 million and $17 million in connection with the prior dispositions of the Company’s operations in Europe in January 2007 and Australia in June 2006, respectively, and the cost of liquidating the remaining Danka group entities.

In connection with the proposed MVL, we are seeking a release of all indemnification obligations with respect to the sale of our European operations. While we have been in discussions with the Liquidators in relation to the process to limit the Company’s potential exposure under the agreements governing the sale of our European and Australian operations, so that the Liquidators may return the Company’s net cash to

Danka shareholders as soon as practicable after the Extraordinary General Meeting, the Company has received claims for indemnification in the amount of approximately $7.5 million to date, and Danka can provide no assurance as to the ultimate amount of such exposure under these agreements.

In order to deal with creditors’ claims, including any potential indemnification claims with respect to the sale of our European and Australian operations, the Liquidators will write to all of the Company’s known creditors (actual and contingent), requiring them to prove their claims by a claims deadline. The Liquidators will also advertise their appointment and may give notice in appropriate newspapers in order to draw to the attention of the Company’s creditors that they intend to make a distribution to creditors. The Liquidators will not be obliged to satisfy any claims of creditors lodged after the expiration of the claims deadline (although they are permitted to do so, if they think fit). The Liquidators will have wide statutory powers enabling them to bring finality to matters and conclude the MVL expeditiously, including the power to estimate any potential indemnification claims related to the sale of the Company’s European and Australian operations.

Q:	What will happen if the resolutions with respect to the MVL are approved? What will happen if such resolutions are not approved?

A:	If the resolutions with respect to the MVL are approved at the Extraordinary General Meeting, the Company will enter into the MVL, and the Liquidators will be appointed.

If Danka shareholders do not approve the MVL, the board of directors will continue to assess the alternatives available to distribute the Company’s net cash among Danka shareholders. However, Danka shareholders should note that should the proposed MVL not be approved, there is no guarantee that any future alternative chosen by the board of directors will result in any return to ordinary shareholders (including ADS holders). Under the existing terms of the Articles, given the current approximately US$392 million in accreted value of the convertible participating shares, the convertible participating shareholders would be entitled to receive all of the Company’s net cash in a liquidation of the Company. In addition, Danka shareholders should also note that under the Articles, the Company is required, subject to the requirements of English company law, to redeem all of the convertible participating shares on December 17, 2010 (or as soon thereafter as the Company is permitted by English company law), or the maximum number of Danka convertible participating shares which can lawfully be so redeemed on such date in accordance with such requirements.

There is also no guarantee that the holders of the Company’s convertible participating shares will not take action(s) that may be available to them under applicable law, for example seeking an involuntary winding up of the Company, to recover amounts to which they are ultimately entitled pursuant to Danka’s Articles and which must be paid to them before ordinary shareholders (and holders of ADSs) are entitled to receive any return on a winding up of the Company. Such amounts exceed the amount of net proceeds from the sale of DOIC and the funds which are otherwise available to the Company. The passage of time continues the accretion in the value of our convertible participating shares (which exceeds the amount of the net proceeds from the sale of DOIC), further reducing the return to the holders of convertible participating shares and increasing the possibility of no return to the holders of ordinary shares (and ADSs). Accordingly, in an involuntary liquidation, it is unlikely that ordinary shareholders (including ADS holders) would receive any distribution. The Company has been advised by the Cypress Shareholders that they intend to file an application in the near future seeking the involuntary winding up of the Company under the provisions of the United Kingdom’s Insolvency Act 1986. That application will be made to the English High Court. The Cypress Shareholders have also informed the Company that, in the event that the proposed members’ voluntary liquidation is rejected once again, they will seek the support of the Company’s management and board of directors for the involuntary liquidation application.

Q:	What will I receive in the MVL, and when will I receive it?

A:

Under the terms of Danka’s existing Articles, the holders of Danka’s ordinary shares (and ADSs) would not be entitled to receive any portion of the amount which is expected to be available for distribution to Danka’s shareholders. Rather, given the approximately $392 million in accreted value of our convertible

v

participating shares, under the Articles, holders of such shares, including the Cypress Shareholders, would be entitled to all the distributable proceeds of the Company in the MVL.

However, an independent committee of the Company’s board of directors reached agreement with the Cypress Shareholders after considerable negotiations, which would entitle the holders of the Company’s ordinary shares, including holders of the Company’s ADSs, to be paid a cash amount equal to $0.025 per ordinary share, or $0.10 per ADS, in the MVL. In order to effect this arrangement, the Company procured the agreement of the Cypress Shareholders, together with the other holder of our convertible participating shares, to irrevocably and unconditionally direct and instruct the Liquidators to pay to the holders of ordinary shares (including holders of ADSs) the payment described above out of the proceeds of the MVL, prior to any distribution of the proceeds of the MVL to the holders of convertible participating shares.

Holders of convertible participating shares would then receive any remainder of the distributions made during the MVL. Net funds returning to owners of the Company’s convertible participating shares are expected to total less than 20%, and perhaps substantially less than 20%, of the $392 million in accrued payments currently owed to them in a liquidation.

The Liquidators will commence the process of inquiring into the existence and value of creditors’ claims against the Company, settling the Company’s liabilities and returning cash to Danka shareholders as soon as practicable after the Extraordinary General Meeting.

Q:	Are Danka shareholders guaranteed to receive the agreed allocation during the MVL?

A:	No. The agreement reached by the Company with holders of our convertible participating shares will entitle the holders of the Company’s ordinary shares, including holders of the Company’s ADSs, to be paid a cash amount equal to $0.025 per ordinary share, or $0.10 per ADS, in the MVL, provided that sufficient cash is available to distribute such amounts to the holders of ordinary shares (including holders of ADSs). We believe that such cash will be available to ensure that the holders of ordinary shares (including ADSs) will receive the agreed allocation described above. If such cash is available, holders of ordinary shares (including holders of ADSs) will receive the agreed to distribution before any distribution is made to holders of convertible participating shares.

Upon entering into the MVL, the Liquidators will commence the process of inquiring into the existence and value of creditors’ claims against the Company, settling the Company’s liabilities and returning cash to Danka shareholders as soon as practicable after the Extraordinary General Meeting.

Any remaining cash balance after payment to the ordinary shareholders (including holders of ADSs) will be distributed over time to the holders of our convertible participating shares.

Danka shareholders should note that the decision both as to the quantum and timing of the distributions in the MVL will be for the Liquidators to determine in accordance with their duties as such. Their decision will only be made after they have carried out all inquiries that they consider appropriate.

In the event that the liabilities of, and creditors claims against, the Company substantially exceed the amounts anticipated by the directors, it is possible that either a reduced distribution or no distribution would be made by the Liquidators to Danka shareholders.

Q:	How does Danka’s board of directors recommend that I vote?

A:

Our board of directors considered a number of factors in evaluating the MVL and related proposals necessary to effect the MVL, and consulted with its legal and financial advisors in so doing. After careful consideration, our board of directors has unanimously determined (with two directors abstaining) that the MVL and related proposals necessary to effect the MVL are fair (including from a financial point of view) and reasonable and are in the best interests of Danka and its shareholders as a whole, and recommends that you vote “FOR” the Resolutions. The two abstaining directors are the directors appointed by the Cypress

Shareholders pursuant to the Articles. In accordance with their rights as holders of convertible participating shares, the Cypress Shareholders have agreed to vote in favor of the MVL and related proposals necessary to effect the MVL.

The UK Companies Act 2006 specifies a number of general duties which are owed by a director of an English company. These duties include the duty for a director to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole, and in doing so have regard (amongst other matters) to the likely consequences of any decision in the long term; the interests of the company’s employees; the need to foster the company’s business relationships with suppliers, customers and others; the impact of the company’s operations on the community and the environment; the desirability of the company maintaining a reputation for high standards of business conduct; and the need to act fairly as between members of the company.

In addition to the duty to promote the success of the company, other duties to which a director is subject include the duty to act in accordance with the company’s constitution and to only exercise powers for the purpose for which they are conferred; the duty to exercise independent judgment; and the duty to exercise reasonable care, skill and diligence.

Q:	Why are we asking for shareholder approval?

A:	The UK Insolvency Act 1986 requires us to obtain approval from our shareholders for the MVL.

Q:	What shareholder approvals are needed?

A:	MVL

Entry into the MVL requires the affirmative vote of at least 75% of the votes cast at the Extraordinary General Meeting.

Appointment of the Liquidators

The appointment of the Liquidators requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Authorization of the Liquidators

The authorization of the Liquidators to exercise the powers set forth in the UK Insolvency Act 1986 requires the affirmative vote of at least 75% of the votes cast at the Extraordinary General Meeting.

Remuneration of the Liquidators

The remuneration of the Liquidators requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Authorization of the Liquidators to Wind Up Company Subsidiaries

The authorization of the Liquidators to do all things necessary to wind up the remaining subsidiaries of the Company requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

The holders of ordinary shares (and ADSs) and convertible participating shares vote together as a single class on the Resolutions.

As of the date hereof, there are 259,148,748 ordinary shares (including shares represented by ADSs) and 387,325 convertible participating shares of the Company outstanding, which, at the current conversion ratio, would be convertible into 125,891,080 ordinary shares. The total number of votes that may be cast, including by holders of the convertible participating shares on an as converted basis, equals 385,039,828.

The Cypress Shareholders, who hold 355,344 of our convertible participating shares (or 115,496,392 ordinary shares on an as converted basis), representing approximately 29.9% of the combined voting power of Danka’s outstanding capital stock, have agreed to vote their shares in favor of the MVL and related proposals necessary to effect the MVL.

Q:	Where and when is the Extraordinary General Meeting of Danka Business Systems PLC?

A:	The Extraordinary General Meeting will be held on February 19, 2009 at 2.00 p.m. London time, at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS.

Q:	Who is entitled to vote at the Extraordinary General Meeting?

A:	Only those holders of ordinary shares and convertible participating shares entered on the Register of Members of Danka as of 2:00 p.m. (London time) on February 17, 2009 (or, in the event that the meeting is adjourned or postponed, 48 hours before the time of any adjourned or postponed meeting), will be entitled to attend or vote at the Extraordinary General Meeting in respect of the number of shares registered in their name at that time.

Changes to entries on the Register of Members after 2:00 p.m. (London time) on February 17, 2009 will be disregarded in determining the rights of any person to attend or vote at the meeting.

The close of business on January 15, 2009 has been fixed as the record date for the determination of the holders of ADSs entitled to provide voting instructions to The Bank of New York Mellon as depositary. If you hold ADSs, you cannot vote the ordinary shares represented by your ADSs in person at the meeting or grant proxies to vote your shares other than through instructions to the depositary. Ordinary shares represented by ADSs will be voted at the meeting by the depositary pursuant to instructions received from holders of ADSs.

Note that our depositary agreement with the depositary gives us the right to instruct the depositary to give a discretionary proxy to a person designated by us to vote all ordinary shares represented by holders of ADSs that have failed to timely file their voting instructional form with the depositary.

On each vote that is taken on a poll, each convertible participating shareholder who is entitled to vote and who is present in person or by a proxy is entitled to exercise so many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible on the time and date set for determining the persons entitled to vote at the Extraordinary General Meeting (which is 2:00 p.m. (London time) on February 17, 2009). The convertible participating shares are convertible into ordinary shares at a rate per convertible participating share calculated by dividing the liquidation return for the convertible participating shares, which is $1,000 per convertible participating share plus accumulated and unpaid dividends from the last convertible participating share dividend payment date, by a conversion price of $3.11 per convertible participating share. The convertible participating share dividend accumulates on a daily basis; therefore, the conversion rate increases fractionally on a daily basis until the next convertible participating share dividend is paid. As of November 15, 2008, the latest convertible participating share dividend date, the conversion rate was 321.543 ordinary shares per convertible participating share. The liquidation return is subject to increase in some circumstances if Danka is in default of its payment obligations under the convertible participating shares, and the conversion price is subject to increase in some circumstances to protect convertible participating shareholders against dilution. Assuming that no event occurs between the date of this document and February 17, 2009 that will cause an adjustment of the liquidation return or the conversion price (and we do not anticipate any such event), at 2:00 p.m. (London time) on February 17, 2009, the time and date set for determining the holders of ordinary shares and convertible participating shares entitled to vote at the Extraordinary General Meeting, the conversion rate will be 321.660 ordinary shares per convertible participating share.

Q:	How do I vote if I hold ADSs?

A:	If you hold ADSs as of January 15, 2009, you should complete and return the voting instructional form provided to you by the depositary, or otherwise follow the voting instructions provided by the depositary, not later than 5:00 p.m. (New York City) time, on February 17, 2009. Our depositary agreement with the depositary gives us the right to instruct the depositary to give a discretionary proxy to a person designated by us to vote all ordinary shares represented by holders of ADSs that have failed to timely file their voting instructional form with the depositary.

Q:	How do I vote if I hold convertible participating shares?

A:	If you hold convertible participating shares as of 2:00 p.m. (London time) on February 17, 2009, you are entitled to attend and vote at the Extraordinary General Meeting or you may appoint a proxy to attend and vote at the Extraordinary General Meeting in your place. The person you select to be your proxy does not have to be a holder of our convertible participating shares. Each holder of convertible participating shares who is entitled to vote and who is present or is represented by a proxy will have one vote on a show of hands. If voting is by a poll, each holder of convertible participating shares who is entitled to vote and who is present in person or by proxy will have so many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible at 2:00 p.m. (London time) on February 17, 2009, the time and date set for determining the persons entitled to vote at the Extraordinary General Meeting as set forth above. Voting instructions with respect to holders of ordinary shares are set forth in the explanatory circular and such holders are referred thereto.

All convertible participating shares represented by properly executed proxies received in time for the Extraordinary General Meeting will be voted at the Extraordinary General Meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Resolutions.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully.

Holders of ADSs should then mail your completed, dated and signed voting instructional form in the enclosed return envelope as soon as possible or otherwise follow the voting instructions provided by the depositary, so that your shares can be voted at the Extraordinary General Meeting.

Holders of convertible participating shares should then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be voted at the Extraordinary General Meeting.

Q:	May I vote in person?

A:	If you are the holder of ADSs, you cannot vote the ordinary shares represented by your ADSs at the Extraordinary General Meeting. Rather, ordinary shares represented by ADSs can only be voted pursuant to specific voting instructions on the voting instructional form, which must be returned to The Bank of New York Mellon as depositary.

If your convertible participating shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via telephone through your broker or bank if such a service is provided. To vote via telephone, you should follow the instructions on the voting form provided by your broker or bank. If you plan to attend the Extraordinary General Meeting, you will need a proxy from your broker or bank in order to be given a ballot to vote the shares. If you do not return your bank’s or broker’s voting form, vote via telephone through your broker or bank, if possible, or attend the Extraordinary General Meeting and vote in person with a proxy from your broker or bank, your convertible participating shares will not be counted in the final tabulation.

Q:	May I change my vote after I have mailed my signed voting instructional form/proxy card?

A:	Yes. If you hold ADSs, you can revoke your voting instructions to the depositary at any time before 5:00 p.m. (New York time) on February 17, 2009 by one of two ways:

•	First, you can deliver a written notice to the depositary stating that you would like to revoke your voting instructions; or

•	Second, you can deliver a later-dated signed voting instructional form.

Convertible participating shareholders may change your vote in one of three ways:

•

First, you can deliver to the Company’s registered office at least 48 hours before the Extraordinary General Meeting a written notice bearing a date later than the proxy you delivered stating that you would like to revoke your proxy.

•	Second, you can complete, execute and deliver to the Company’s registered office at least 48 hours before the Extraordinary General Meeting a new, later-dated proxy card for the same shares.

•	Third, you can attend the meeting and vote in person. Your attendance at the Extraordinary General Meeting alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker.

Q:	What are the tax consequences of the MVL?

A:	We believe that payments made to U.S. Holders (as defined below under the heading “United States Federal Income Tax Consequences to United States Holders of the Company’s Ordinary Shares or ADSs”) in the MVL should be treated as distributions in complete liquidation of the Company under Section 331 of the Code. As such, we believe that U.S. Holders should generally recognize capital gain or loss for U.S. federal income tax purposes upon receipt of liquidating distributions equal to the difference between the amount of the liquidating distributions received by a U.S. Holder and such holders adjusted tax basis in its ordinary shares or ADSs. Nevertheless, there is no guarantee as to how the Internal Revenue Service (the “IRS”) will characterize the payments made to U.S. Holders in the MVL. It is possible that the IRS could contend that the payments made to U.S. Holders in the MVL should be treated as payments received by U.S. Holders in exchange for such holders voting in favor of the MVL. However, we believe that the payments made in the MVL should be treated as liquidating distributions under Section 331 of the Code. If, however, the payments to U.S. Holders were to be treated as payment to such holders to secure their vote in favor of the MVL, such holders would generally recognize ordinary income upon their receipt of payments made in the MVL. In such a case, provided a U.S. Holder receives no payments in the MVL characterized as liquidating distributions under Section 331 of the Code, a U.S. Holder generally will recognize a capital loss in the amount of a U.S. Holder’s adjusted tax basis at the time of the MVL for U.S. federal income tax purposes.

For more information regarding tax matters, see below under the heading “United States Federal Income Tax Consequences to United States Holders of the Company’s Ordinary Shares or ADSs” on page 16. Tax matters can be complicated and the tax consequences of the MVL will depend on a U.S. Holder’s particular tax situation. U.S. Holders are urged to consult their own tax advisor with respect to the U.S. federal income tax consequences of the receipt of a payment from the Company in the MVL.

Q:	Am I entitled to appraisal or dissenters’ right in connection with the MVL?

A:	No. Under applicable English law, holders of our ADSs, ordinary shares and convertible participating shares will not have appraisal or dissenters’ rights in connection with the MVL.

x

Q:	Can I still sell my shares after entry into the MVL?

A:	If the Company enters into the MVL, pursuant to English law, any transfer of shares, not being made to or with the sanction of the Liquidators, is void. We will therefore close our stock transfer books and prohibit transfers of record ownership of our ordinary shares (including our ADSs) and our convertible participating shares immediately upon entry into the MVL after the Extraordinary General Meeting.

Q:	Who will bear the cost of solicitation of voting instructions and proxies?

A:	The cost of soliciting voting instructions and proxies will be borne by Danka. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the Extraordinary General Meeting at a cost of approximately $25,000 plus expenses. In addition to the use of the mails, voting instructions and proxies may be solicited personally or by telephone by our employees; no additional compensation will be paid to our employees for such services. We may also reimburse brokers, The Bank of New York Mellon, the depositary of our ADS program, and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to their principals and obtaining their voting instructions and/or proxies.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the MVL and the Extraordinary General Meeting, including the procedures for voting your shares, you should contact:

For American Depository Shares:

ADS Depositary

The Bank of New York Mellon

ADS Division

101 Barclay Street

New York, New York 10286

or

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Telephone: (888) 750-5834

For convertible participating shares:

Danka Business Systems PLC

Masters House

107 Hammersmith Road

London W14 0QH England

or

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Telephone: (888) 750-5834

Neither the Securities and Exchange Commission, or “SEC,” nor any state securities regulatory agency has approved or disapproved the MVL, passed upon the merits or fairness of the MVL or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the MVL and related proposals necessary to effect the MVL, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information” on page 23.

The Company (page 9)

Danka Business Systems PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

Telephone: 011-44-207-605-0150 (UK)

Danka Business Systems PLC, a UK public limited company, was formed in 1973 and was one of the leading independent providers of comprehensive document solutions including office imaging equipment, software, support, and related services and supplies in the United States. On June 27, 2008, Danka completed the sale of the Company’s wholly-owned U.S. subsidiary, DOIC, to Konica Minolta, which constituted the sale of the Company’s remaining business operations. Danka currently has no continuing operations.

Proposals 1-5—The MVL and Related Proposals Necessary to Effect the MVL (page 10)

The MVL

The MVL is a solvent liquidation in which it is expected all creditors of Danka will be paid in full together with statutory interest. The MVL will commence upon Danka shareholders passing the resolutions at the Extraordinary General Meeting to approve, among other things, the MVL and to appoint the liquidators.

As required by the UK Insolvency Act 1986 for a members’ voluntary liquidation, all or a majority of the directors of the Company will swear a statutory declaration of solvency prior to the Extraordinary General Meeting that they have made a full inquiry into the affairs of the Company and that, having done so, they have formed the opinion that the Company will be able to pay its debts in full, together with interest at the official rate, within a period of 12 months from the commencement of the MVL.

If the resolutions relating to the MVL are not approved at the Extraordinary General Meeting, the resolution to wind up the Company will be void and of no effect and the MVL will not commence.

Subject to the passing of the resolutions relating to the MVL at the Extraordinary General Meeting, upon appointment the liquidators’ duties will be to realize the Company’s assets, inquire into the existence and value of creditors’ claims against the Company, settle any liabilities and return any surplus assets to Danka shareholders as soon as practicable after the Extraordinary General Meeting.

In order to deal with creditors’ claims, including any potential indemnification claims with respect to the sale of the Company’s European and Australian operations, the liquidators will write to all of the Company’s known creditors (actual and contingent), requiring them to prove their claims by a claims deadline. The liquidators will also advertise their appointment and may give notice in appropriate newspapers in order to draw to the attention of the Company’s creditors that they intend to make a distribution to creditors. The liquidators will not be obliged to satisfy any claims of creditors lodged after the expiration of the claims deadline (although they are permitted to do so, if they think fit).

The liquidators will have wide statutory powers enabling them to bring finality to matters and concluded the MVL expeditiously, including the power to estimate any contingent claims and any potential indemnification claims related to the sale of the Company’s European and Australian operations.

As disclosed in the proxy statement distributed to Danka shareholders for the extraordinary general meeting of the Company on June 27, 2008, the Company’s directors expected that, in aggregate, an amount of approximately US$50 million (after distribution of the agreed allocation to the holders of ordinary shares

(including holders of ADSs) and not including any remaining proceeds from the escrow account established for the benefit of Konica Minolta) would ultimately be available for distribution to convertible participating shareholders in the MVL. Since the extraordinary general meeting, Ricoh Europe, B.V. (the acquiror of Danka’s European operations) has notified the Company of claims in the amount of approximately $7.5 million (inclusive of $5 million of obligations which we had identified previously) for which Ricoh is seeking indemnification from the Company. Such amount also assumed that the $10 million held by Konica Minolta as security for the purchase price adjustment and $10 million from the net worth adjustment would be forthcoming, and is also subject to the ongoing expenses of the Company and expenses incurred by the liquidators through the MVL process. Konica Minolta was required to prepare and deliver its proposed net worth adjustment no later than 90 days after the closing date of the sale transaction, or September 25, 2008. By letter of that date, Konica Minolta proposed a downward net worth adjustment of approximately $8.2 million, which would result in Danka not receiving the $10 million positive net worth adjustment and only approximately $1.8 million of the $10 million held back by Konica Minolta as security for the net worth adjustment. We can provide no assurance as to the ultimate amount of the net worth adjustment to be agreed to with Konica Minolta. Distributions will be made as soon as possible after the Extraordinary General Meeting, subject to the level of claims received by the liquidators and the progress made in agreeing those claims.

The Company’s directors believe that the MVL will enable the net cash in the Company, after taking into account all known actual and contingent liabilities of the Company and payment of the fees, costs and expenses of the MVL, to be returned to Danka shareholders in the most cost effective and timely manner.

Following the return of all surplus assets, if any, to the Company’s shareholders, the liquidators will hold a final general meeting of the Company for the purpose of laying before it an account of the winding up showing how it has been conducted and how the Company’s property has been disposed of. Within one week after this general meeting, the liquidators will send to the registrar of companies a copy of the account, and will make a return to him of the holding of the meeting and its date. The Company will be deemed to be dissolved automatically on the expiration of three months after the account and return have been registered by the registrar of companies.

IN THE EVENT THAT THE LIABILITIES OF, AND CREDITORS CLAIMS AGAINST, THE COMPANY SUBSTANTIALLY EXCEED THE AMOUNTS ANTICIPATED BY THE DIRECTORS, IT IS POSSIBLE THAT EITHER A REDUCED DISTRIBUTION OR NO DISTRIBUTION WOULD BE MADE BY THE LIQUIDATORS TO DANKA SHAREHOLDERS.

DANKA SHAREHOLDERS SHOULD NOTE THAT THE DECISION BOTH AS TO THE QUANTUM AND TIMING OF THE DISTRIBUTIONS IN THE LIQUIDATION WILL BE FOR THE LIQUIDATORS TO DETERMINE IN ACCORDANCE WITH THEIR DUTIES AS SUCH. THEIR DECISION WILL BE MADE ONLY AFTER THEY HAVE CARRIED OUT ALL INQUIRIES THAT THEY CONSIDER APPROPRIATE.

The Appointment of the liquidators

The appointment of the liquidators will become effective immediately upon the resolutions relating to the MVL coming into effect. At that point, the powers of our board of directors will cease and the liquidators will assume responsibility for the liquidation of the Company, including the payment of fees, costs and expenses of the MVL, the discharging of any remaining liabilities of the Company and the distribution of the Company’s surplus assets.

Authorization of the liquidators

It is proposed that Danka shareholders authorize the liquidators to exercise the powers laid down in Schedule 4, Part I of the UK Insolvency Act 1986 as may be necessary or desirable in their judgment in order to wind up the Company.

Remuneration of the liquidators

It is proposed that the remuneration of the liquidators be fixed, in accordance with the terms of their engagement letter with the Company, at their normal charging rates by reference to the time properly given by them and members of their staff in attending to matters arising in the winding up of the Company (including those falling outside their statutory duties but in all respects in accordance with the terms of their engagement letter with the Company) and that Danka shareholders authorize the liquidators to draw sums on account of their remuneration at such intervals as they reasonably determine and to pay any expenses and disbursements properly incurred by them in respect of the winding up.

Authorization of the liquidators to Wind Up Company Subsidiaries

It is proposed that Danka shareholders authorize the liquidators to do all such things as are necessary to wind up the remaining subsidiaries of the Company, including without limitation appointing themselves as joint liquidators of the UK subsidiaries and to draw their remuneration in respect of any subsidiary liquidations from the Company on the same basis as described above.

Reasons for the MVL and Recommendation of the Danka Board of Directors (page 12)

On June 27, 2008, following shareholder approval, we completed the sale of the DOIC to Konica Minolta.

At the extraordinary general meeting of Danka shareholders at which the sale transaction was approved, our board of directors had also proposed distributing the net proceeds from the sale through a United Kingdom (UK) process of members’ voluntary liquidation. This proposal was not approved by the requisite percentage of votes cast by Danka shareholders and, consequently, the Company did not enter into a members’ voluntary liquidation at that time.

Since the completion of the sale of DOIC, the Company’s board of directors has assessed the alternatives available to distribute the net proceeds of the sale of DOIC among Danka shareholders. In assessing the available alternatives, the board of directors has been mindful of the fact that there is no guarantee that the holders of the Company’s convertible participating shares will not take action(s) that may be available to them under applicable law, for example seeking an involuntary winding up of the Company, to recover amounts to which they are ultimately entitled pursuant to Danka’s Articles and which must be paid to them before ordinary shareholders (and holders of ADSs) are entitled to receive any return on a winding up of the Company. Such amounts exceed the amount of net proceeds from the sale of DOIC and the funds which are otherwise available to the Company. The passage of time continues the accretion in the value of our convertible participating shares (which exceeds the amount of the net proceeds from the sale of DOIC), further reducing the return to the holders of convertible participating shares and increasing the possibility of no return to the holders of ordinary shares (and ADSs). Accordingly, in an involuntary liquidation, it is unlikely that ordinary shareholders (including ADS holders) would receive any distribution. The Company has been advised by the Cypress Shareholders that they intend to file an application in the near future seeking the involuntary winding up of the Company under the provisions of the United Kingdom’s Insolvency Act 1986. That application will be made to the English High Court. The Cypress Shareholders have also informed the Company that, in the event that the proposed members’ voluntary liquidation is rejected once again, they will seek the support of the Company’s management and board of directors for the involuntary liquidation application.

In connection with the negotiation and execution of the stock purchase agreement with Konica Minolta, an independent committee of the Company’s board of directors reached agreement after considerable negotiations with the Cypress Shareholders, which would entitle the holders of the Company’s ordinary shares, including holders of the Company’s ADSs, to be paid a cash amount equal to $0.025 per ordinary share, or $0.10 per ADS, in a members’ voluntary liquidation. In order to effect this arrangement, the Company procured the agreement of the Cypress Shareholders, together with the other holder of our convertible participating shares, to irrevocably and unconditionally direct and instruct the liquidators to pay to the holders of ordinary shares (including holders of ADSs) the payment described above out of the proceeds of a members’ voluntary liquidation, prior to any distribution of the proceeds of a members’ voluntary liquidation to the holders of convertible participating shares.

In light of the factors discussed above, the board of directors believes that the undertakings which the board of directors has procured from the convertible participating shareholders in the deed of undertaking, which only apply in the context of a members’ voluntary liquidation, represent the only realistic prospect of ordinary shareholders (including ADS holders) obtaining a return from the Company’s net cash. Further, in light of the fact that the Company has ceased to have any trading operations, as well as permitting ordinary shareholders (including ADS holders) to obtain a return and to permit the net cash in the Company to be returned to Danka shareholders in the most cost effective and timely manner, the MVL would allow for Danka’s affairs to be wound up in an orderly and efficient manner.

Our board of directors considered a number of factors in evaluating the MVL and related proposals necessary to effect the MVL, and consulted with its legal and financial advisors in so doing. After careful consideration, our board of directors has unanimously determined (with two directors abstaining) that the MVL and related proposals necessary to effect the MVL are fair (including from a financial point of view) and reasonable and are in the best interests of Danka and its shareholders as a whole, and recommends that you vote “FOR” the Resolutions. The two abstaining directors are the directors appointed by the Cypress Shareholders pursuant to the Articles. In accordance with their rights as holders of convertible participating shares, the Cypress Shareholders have agreed to vote in favor of the MVL and related proposals necessary to effect the MVL.

In reaching its decision to approve the MVL and related proposals necessary to effect the MVL, and to recommend that you vote for the Resolutions, our board of directors consulted with our senior management, financial advisors and legal counsel and reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•

the possible alternatives to the MVL, the range of potential benefits to our shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of the alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for our shareholders, taking into account the risks of execution, than the MVL;

•

the likelihood that the continued accretion in the value of our convertible participating shares would outpace the increase in the value of the Company, further reducing the return to the holders of convertible participating shares and increasing the possibility of no return to the holders of ordinary shares (and ADSs);

•

the fact that the Cypress Shareholders, together with the Company’s other convertible participating shareholder, agreed to irrevocably and unconditionally direct and instruct the liquidators to pay to the holders of ordinary shares (including holders of ADSs) a cash amount equal to $0.025 per ordinary share, or $0.10 per ADS, in the MVL, an amount they would not otherwise be entitled to receive;

•	the timing risk of the MVL and the risk that if we do not enter into the MVL, we may not have another opportunity to do so;

•

the fact that the holders of the Company’s convertible participating shares may take action(s) that may be available to them under applicable law, for example seeking an involuntary winding up of the Company, as the Cypress Shareholders have indicated to the Company that they intend to do, to recover amounts to which they are ultimately entitled pursuant to Danka’s Articles, which may result in no return to the holders of ordinary shares (including ADSs); and

•

our board of directors’ belief that the MVL enables the net cash in the Company, and after taking into account all known actual and contingent liabilities of the Company and payment of the fees, costs and expenses of the MVL, to be returned to Danka shareholders in the most cost effective and timely manner.

In the course of its deliberations, our board of directors also considered a variety of risks and other factors weighing negatively against the MVL and related proposals necessary to effect the MVL, including the following:

•

the fact that the prior MVL was not approved by the requisite percentage of votes cast at the extraordinary general meeting in June 2008, and may again not be approved at this Extraordinary General Meeting;

•	the risks and contingencies related to the announcement and pendency of the MVL and related proposals necessary to effect the MVL;

•	the costs associated with the MVL;

•	the risk that distributions from the MVL might not be made in the near future or at all; and

•

the possibility that the holders of our convertible participating shares may not receive any distributions in the MVL, or at a maximum, will receive distributions equaling less than 20%, and perhaps substantially less than 20%, of the approximately US$392 million in accrued payments to which they are currently entitled.

The board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section of the proxy statement, and the board of directors carefully considered all of these factors in reaching its determination and recommendation.

The Extraordinary General Meeting of Danka Business Systems PLC

Date, Time and Place. We will hold the Extraordinary General Meeting at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS, at 2:00 p.m., London time, on February 19, 2009, to consider and vote upon the Resolutions.

Record Date and Voting Power. Holders of ADSs as of the close of business on January 15, 2009 are entitled to provide voting instructions to The Bank of New York Mellon as depositary to be voted at the Extraordinary General Meeting by the depositary pursuant to such voting instructions received.

ADS holders are not entitled to vote at the Extraordinary General Meeting. You may grant a proxy to vote your shares to the depositary through the enclosed voting instructional form or by otherwise following the voting instructions provided by the depositary.

Pursuant to Regulation 41 of the Uncertified Securities Regulations 2001, Danka has specified that, to be entitled to attend and vote at the Extraordinary General Meeting (and for the purpose of determining the number of votes they may cast), shareholders must be entered on the Company’s Register of Members at 2:00 p.m. (London time) on February 17, 2009 (or, in the event that the meeting is adjourned or postponed, 48 hours before the time of any adjourned or postponed meeting).

Ordinary shareholders will have one vote at the Extraordinary General Meeting for each ordinary share owned by such holders at 2:00 p.m. (London time) on February 17, 2009. As of the date hereof, there are 259,148,748 ordinary shares issued and outstanding and entitled to vote at the Extraordinary General Meeting, of which approximately 230,945,236 shares (89%) are represented by ADSs.

Convertible participating shareholders will have as many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible as of 2:00 p.m. (London time) on February 17, 2009. There are currently 387,325 convertible participating shares (or 125,891,090 ordinary shares on an as converted basis) and following February 15, 2009, a convertible participating share dividend date, there will be 393,619 convertible participating shares (or 126,611,488 ordinary shares on an as converted basis) issued and outstanding and entitled to vote at the Extraordinary General Meeting.

Quorum. A quorum of shareholders is necessary to hold the Extraordinary General Meeting. A quorum is present at the Extraordinary General Meeting if at least three holders of record of ordinary shares and/or convertible participating shares are present in person or by proxy at the Extraordinary General Meeting.

Required Vote.

MVL

Entry into the MVL requires the affirmative vote of at least 75% of the votes cast at the Extraordinary General Meeting.

Appointment of the Liquidators

The appointment of the Liquidators requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Authorization of Liquidators to Exercise Powers

The authorization of the Liquidators to exercise the powers set forth in Schedule 4, Part I of the UK Insolvency Act 1986 requires the affirmative vote of at least 75% of the votes cast at the Extraordinary General Meeting.

Remuneration of Liquidators

The approval of the remuneration of the Liquidators requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Authorization of the Liquidators to Wind Up Company Subsidiaries

The authorization of the Liquidators to do all things necessary to wind up the remaining subsidiaries of the Company requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Holders of ordinary shares (and ADSs) and convertible participating shares vote together as a single class on the Resolutions.

Holders of 355,344 of our convertible participating shares, (or 115,496,392 ordinary shares on an as converted basis) representing approximately 29.9% of the combined voting power of Danka’s outstanding capital stock, have agreed to vote their shares in favor of the MVL and related proposals necessary to effect the MVL.

Appraisal Rights (page 16)

Under applicable UK law, holders of our ADSs, ordinary shares and convertible participating shares will not have appraisal or dissenters’ rights in connection with the MVL.

Regulatory Matters (page 16)

No federal or state regulatory requirements must be complied with nor any approvals obtained in connection with the MVL.

Material United States Federal Income Tax Consequences of the MVL (page 16)

As the payments which would be made in the MVL would be made by the Company, we believe that payments made to U.S. Holders (as defined below under the heading “United States Federal Income Tax

Consequences to United States Holders of the Company’s Ordinary Shares or ADSs”) in the MVL should be treated as distributions in complete liquidation of the Company under Section 331 of the Code. As such, we believe that U.S. Holders should generally recognize capital gain or loss for U.S. federal income tax purposes upon receipt of liquidating distributions equal to the difference between the amount of the liquidating distributions received by a U.S. Holder and such holders adjusted tax basis in its ordinary shares or ADSs. Nevertheless, there is no guarantee as to how the IRS will characterize the payments made to U.S. Holders in the MVL. It is possible that the IRS could contend that the payments made to U.S. Holders in the MVL should be treated as payments received by U.S. Holders in exchange for such holders voting in favor of the MVL. However, we believe that the payments made in the MVL should be treated as liquidating distributions under Section 331 of the Code. If, however, the payments to U.S. Holders were to be treated as payment to such holders to secure their vote in favor of the MVL, such holders would generally recognize ordinary income upon their receipt of payments made in the MVL. In such a case, provided a U.S. Holder receives no payments in the MVL characterized as liquidating distributions under Section 331 of the Code, a U.S. Holder generally will recognize a capital loss in the amount of a U.S. Holder’s adjusted tax basis at the time of the MVL for U.S. federal income tax purposes.

For more information regarding tax matters, see below under the heading “United States Federal Income Tax Consequences to United States Holders of the Company’s Ordinary Shares or ADSs” on page 16. Tax matters can be complicated and the tax consequences of the MVL will depend on a U.S. Holder’s particular tax situation. U.S. Holders are urged to consult their own tax advisor with respect to the U.S. federal income tax consequences of the receipt of a payment from the Company in the MVL.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein, or otherwise made by our officers, including statements related to our future performance and our outlook for our businesses and respective markets, projections, statements of our plans or objectives, forecasts of market trends and other matters, are forward-looking statements, and contain information relating to us that is based on our beliefs as well as assumptions, made by, and information currently available to us. The words “goal”, “anticipate”, “expect”, “believe”, “could”, “should”, “intend” and similar expressions as they relate to us are intended to identify forward-looking statements, although not all forward looking statements contain such identifying words. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such actual results to differ materially from those reflected in any forward-looking statements include, but are not limited to, the following:

•	the risk that the MVL may not be consummated in a timely manner if at all;

•	the risk that distributions from the MVL might not be made in the near future or at all;

•	any inability to comply with the Sarbanes-Oxley Act of 2002;

•	any material adverse change in financial markets, the economy or in our financial position;

•	any incurrence of tax or other liabilities or tax or other payments beyond our current expectations, which could adversely affect our liquidity;

•	any negative impact of the accreted value of our outstanding convertible participating shares or its continued accretion;

•	any negative impact of our continued organization as an England and Wales registered Company following the sale of our U.S. operating business;

•	actions of governmental entities, including regulatory requirements;

•	actions by shareholders in connection with the distribution of the net proceeds from the sale of Danka Office Imaging Company;

•	the outcome of legal proceedings to which we are or may become a party; and

•	other risks including those risks identified in any of our filings with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis only as of the date they are made. Except as required by applicable law, we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances that arise after the date they are made. Furthermore, as a matter of policy, we do not generally make any specific projections as to future earnings, nor do we endorse any projections regarding future performance, which may be made by others outside our Company.

THE COMPANY

Danka Business Systems PLC

Danka Business Systems PLC, a UK public limited company, was formed in 1973 and was one of the leading independent providers of comprehensive document solutions including office imaging equipment, software, support, and related services and supplies in the United States. We offered a wide range of state of the art office imaging products, services, supplies and solutions that primarily included digital, black and white and color copiers/printers, peripherals, facsimile machines and software, contract services, including professional and consulting services, maintenance, supplies, leasing arrangements, technical support and training.

On June 27, 2008, Danka completed the sale of the Company’s wholly-owned U.S. subsidiary, DOIC, to Konica Minolta, which constituted the sale of the Company’s remaining business operations. Danka currently has no continuing operations.

Our principal executive offices are located at Masters House, 107 Hammersmith Road, London W14 0QH England. Our telephone number in the United Kingdom is 011-44-207-605-0150. Our website is located at: http://www.dankabusinesssystemsplc.com. Additional information regarding Danka is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information,” on page 23.

PROPOSALS

Proposals 1-5—The Liquidation and Related Proposals

The following discussion summarizes the material terms of the MVL, including the related proposals to (i) enter into the MVL; (ii) appoint Jeremy Spratt and Finbarr O’Connell of KPMG LLP as joint liquidators (the “Liquidators”) for the purpose of the members’ voluntary winding-up of the Company; (iii) authorize the Liquidators to exercise the powers laid down in Schedule 4, Part I of the UK Insolvency Act 1986; (iv) approve the remuneration of the Liquidators; and (v) authorize the Liquidators to do all things necessary to wind up the remaining subsidiaries of the Company.

Background of the MVL and Related Proposals

Background of the MVL

Over the past several years, our business was challenged by certain factors, primarily technological advancements in the markets we served, the need to adapt to such advances and increased competition. These challenges were exacerbated by the level of our indebtedness and our liquidity requirements. In response to these challenges and in order to strengthen our balance sheet we engaged in a number of restructuring transactions and cost reduction efforts and sold the entirety of our operations outside of the United States, including most recently the January 2007 sale of our European operations to Ricoh Europe, B.V.

Given the Company’s capital structure and the accreted value of the convertible participating shares, the Company’s inability to procure any further debt financing beyond the senior secured credit facility provided by General Electric Capital Corporation in June 2007, and the inability to find a strategic investor, the Company concluded that the only viable alternative (outside a material restructuring of operations of the Company that might have somehow significantly altered the Company’s liquidity position and strength in the marketplace) was to consider a sale of the Company or its remaining operations in the U.S.

Beginning in January 2008, the Company negotiated a stock purchase agreement with Konica Minolta, pursuant to which Konica Minolta agreed to purchase the outstanding capital stock of DOIC, the Company’s wholly-owned U.S. subsidiary through which Danka conducted its remaining business operations. On April 8, 2008, the stock purchase agreement was executed.

In connection with the negotiation and execution of the stock purchase agreement, an independent committee of the board of directors (the “Committee”) created at the January 2008 meeting of the board of directors, negotiated with the Cypress Shareholders, who hold approximately 92% of the Company’s convertible participating shares, concerning the allocation of the net proceeds of the sale of the Company’s U.S. operations between holders of the Company’s convertible participating shares and ordinary shares, including ADSs. The Committee consisted of the members of the Company’s Audit Committee, David J. Downes, Kevin C. Daly and J. Ernest Riddle, as well as the Company’s lead director, W. Andrew McKenna. Under the terms of Danka’s existing Articles of Association, the holders of Danka’s ordinary shares (and ADSs) would not be entitled to receive any portion of the amount which is available for distribution to Danka’s shareholders.

Following considerable discussions among the Cypress Shareholders, the Committee and the Company’s financial advisor, the Cypress Shareholders and the Committee representatives agreed on a distribution allocation in a members’ voluntary liquidation of $0.10 per ADS (or $0.025 per ordinary share), which, given the Committee’s and the Cypress Shareholders’ knowledge that, under the Company’s existing Articles of Association, the holders of ordinary shares (including holders of ADSs) would not be entitled to receive any portion of the amount which was expected to be available for distribution to Danka’s shareholders, represented a potential return to ordinary shareholders and allowed the transaction with Konica Minolta to proceed. The Committee subsequently convened and unanimously agreed to recommend the liquidation distribution allocation of $0.10 per ADS (or $0.025 per ordinary share) to the full board of directors. The Cypress Shareholders and

Danka also entered into a letter agreement at the time of the execution of the stock purchase agreement and a deed of undertaking, pursuant to which the Cypress Shareholders agreed formally to the distribution allocation in a members’ voluntary liquidation described above.

The Committee and the board of directors considered the utility of obtaining a fairness opinion as it related to the consideration to be received by the ordinary shareholders of Danka in a members’ voluntary liquidation, but decided not to request such an opinion because, under the terms of Danka’s Articles of Association, the holders of Danka’s ordinary shares (including holders of ADSs) would not be entitled to receive any portion of the amount which is expected to be available for distribution to Danka’s shareholders in a members’ voluntary liquidation. However, because the convertible participating shareholders agreed to irrevocably and unconditionally direct and instruct the Liquidators to pay to the holders of Danka’s ordinary shares (including holders of ADSs), a cash distribution of $0.025 per ordinary share, or $0.10 per ADS, if sufficient funds are available for distribution to Danka’s shareholders in a members’ voluntary liquidation, the Committee and the board of directors concluded that the holders of Danka’s ordinary shares (including holders of ADSs) would receive greater consideration than they would otherwise have received under the terms of Danka’s Articles of Association.

In order to effect the agreed allocation in a members’ voluntary liquidation, the Company procured the agreement of the Cypress Shareholders, together with the other holder of our convertible participating shares, to irrevocably and unconditionally direct and instruct the Liquidators to pay to the holders of ordinary shares (including holders of ADSs) the agreed allocation of $0.10 per ADS (or $0.025 per ordinary share) out of the proceeds of a members’ voluntary liquidation, prior to any distribution of the proceeds of a members’ voluntary liquidation to the holders of convertible participating shares.

On June 27, 2008, following shareholder approval, we completed the sale of the Company’s wholly-owned U.S. subsidiary, DOIC, through which Danka conducted its remaining business operations, to Konica Minolta. At the extraordinary general meeting of Danka shareholders at which the sale transaction was approved, a members’ voluntary liquidation was not approved by the requisite majority of votes cast by Danka shareholders and, consequently, the Company did not enter into a members’ voluntary liquidation at that time.

Since the completion of the sale of DOIC, the Company’s board of directors has assessed the alternatives available to distribute the net proceeds of the sale of DOIC among Danka shareholders. In assessing the available alternatives, the board of directors has been mindful of the fact that there is no guarantee that the holders of the Company’s convertible participating shares will not take action(s) that may be available to them under applicable law, for example seeking an involuntary winding up of the Company, to recover amounts to which they are ultimately entitled pursuant to Danka’s Articles and which must be paid to them before ordinary shareholders (and holders of ADSs) are entitled to receive any return on a winding up of the Company. Such amounts exceed the amount of net proceeds from the sale of DOIC and the funds which are otherwise available to the Company. The passage of time continues the accretion in the value of our convertible participating shares (which exceeds the amount of the net proceeds from the sale of DOIC), further reducing the return to the holders of convertible participating shares and increasing the possibility of no return to the holders of ordinary shares (and ADSs). Accordingly, in an involuntary liquidation, it is unlikely that ordinary shareholders (including ADS holders) would receive any distribution. The Company has been advised by the Cypress Shareholders that they intend to file an application in the near future seeking the involuntary winding up of the Company under the provisions of the United Kingdom’s Insolvency Act 1986. That application will be made to the English High Court. The Cypress Shareholders have also informed the Company that, in the event that the proposed members’ voluntary liquidation is rejected once again, they will seek the support of the Company’s management and board of directors for the involuntary liquidation application.

In connection with the negotiation and execution of the stock purchase agreement with Konica Minolta, an independent committee of the Company’s board of directors reached agreement after considerable negotiations with the Cypress Shareholders which would entitle the holders of the Company’s ordinary shares, including holders of the Company’s ADSs, to be paid a cash amount equal to $0.025 per ordinary share, or $0.10 per ADS, in a members’ voluntary liquidation. In order to effect this arrangement, the Company procured the agreement of the Cypress Shareholders, together with the other holder of our convertible participating shares, to irrevocably and unconditionally direct and instruct the Liquidators to pay to the holders of ordinary shares (including holders of ADSs) the payment described above out of the proceeds of a members’ voluntary liquidation, prior to any distribution of the proceeds of a members’ voluntary liquidation to the holders of convertible participating shares.

In light of the factors discussed above, the board of directors believes that the undertakings which the board of directors has procured from the convertible participating shareholders in the deed of undertaking, which only apply in the context of a members’ voluntary liquidation, represent the only realistic prospect of ordinary shareholders (including ADS holders) obtaining a return from the Company’s net cash. Further, in light of the fact that the Company has ceased to have any trading operations, as well as permitting ordinary shareholders (including ADS holders) to obtain a return and to permit the net cash in the Company to be returned to Danka shareholders in the most cost effective and timely manner, the members’ voluntary liquidation would allow for Danka’s affairs to be wound up in an orderly and efficient manner. As a result, at a meeting of the board of directors held on September 3, 2008, the board of directors determined to again propose a members’ voluntary liquidation at the Extraordinary General Meeting.

Reasons for the MVL and Recommendation of the Danka Board of Directors

Our board of directors considered a number of factors in evaluating the MVL and related proposals necessary to effect the MVL, and consulted with its legal and financial advisors in so doing. After careful consideration, our board of directors has unanimously determined (with two directors abstaining) that the MVL and related proposals necessary to effect the MVL are fair (including from a financial point of view) and reasonable and are in the best interests of Danka and its shareholders as a whole, and recommends that you vote “FOR” the Resolutions. The two abstaining directors are the directors appointed by the Cypress Shareholders pursuant to the Articles. In accordance with their rights as holders of convertible participating shares, the Cypress Shareholders have agreed to vote in favor of the MVL and related proposals necessary to effect the MVL.

In reaching its decision to approve the MVL and related proposals necessary to effect the MVL, and to recommend that you vote for the Resolutions, our board of directors consulted with our senior management, financial advisors and legal counsel and reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•

the possible alternatives to the MVL, the range of potential benefits to our shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of the alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for our shareholders, taking into account the risks of execution, than the MVL;

•

the likelihood that the continued accretion in the value of our convertible participating shares would outpace the increase in the value of the Company, further reducing the return to the holders of convertible participating shares and increasing the possibility of no return to the holders of ordinary shares (and ADSs);

•

the fact that the Cypress Shareholders, together with the Company’s other convertible participating shareholder, agreed to irrevocably and unconditionally direct and instruct the Liquidators to pay to the holders of ordinary shares (including holders of ADSs) a cash amount equal to $0.025 per ordinary share, or $0.10 per ADS, in the MVL, an amount they would not otherwise be entitled to receive;

•	the timing risk of the MVL and the risk that if we do not enter into the MVL, we may not have another opportunity to do so;

•

the fact that the holders of the Company’s convertible participating shares may take action(s) that may be available to them under applicable law, for example seeking an involuntary winding up of the Company as the Cypress Shareholders have indicated to the Company that they intend to do, to recover amounts to which they are ultimately entitled pursuant to Danka’s Articles, which may result in no return to the holders of ordinary shares (including ADSs); and

•

our board of directors’ belief that the MVL enables the net cash in the Company, and after taking into account all known actual and contingent liabilities of the Company and payment of the fees, costs and expenses of the MVL, to be returned to Danka shareholders in the most cost effective and timely manner.

In the course of its deliberations, our board of directors also considered a variety of risks and other factors weighing negatively against the MVL and related proposals necessary to effect the MVL, including the following:

•

the fact that the prior MVL was not approved by the requisite percentage of votes cast at the extraordinary general meeting in June 2008, and may again not be approved at this Extraordinary General Meeting;

•	the risks and contingencies related to the announcement and pendency of the MVL and related proposals necessary to effect the MVL;

•	the costs associated with the MVL;

•	the risk that distributions from the MVL might not be made in the near future or at all; and

•

the possibility that the holders of our convertible participating shares may not receive any distributions in the MVL, or at a maximum, will receive distributions equaling less than 20%, and perhaps substantially less than 20%, of the approximately US$392 million in accrued payments to which they are currently entitled.

The board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section of the proxy statement, and the board of directors carefully considered all of these factors in reaching its determination and recommendation.

The MVL

The MVL is a solvent liquidation in which it is expected all creditors of Danka will be paid in full together with statutory interest. The MVL will commence upon Danka shareholders passing the resolutions at the Extraordinary General Meeting to approve, among other things, the MVL and to appoint the liquidators.

As required by the UK Insolvency Act 1986 for a members’ voluntary liquidation, all or a majority of the directors of the Company will swear a statutory declaration of solvency prior to the Extraordinary General Meeting that they have made a full inquiry into the affairs of the Company and that, having done so, they have formed the opinion that the Company will be able to pay its debts in full, together with interest at the official rate, within a period of 12 months from the commencement of the MVL.

If the resolutions relating to the MVL are not approved at the Extraordinary General Meeting, the resolution to wind up the Company will be void and of no effect and the MVL will not commence.

Subject to the passing of the resolutions relating to the MVL at the Extraordinary General Meeting, upon appointment the liquidators’ duties will be to realize the Company’s assets, inquire into the existence and value of creditors’ claims against the Company, settle any liabilities and return any surplus assets to Danka shareholders as soon as practicable after the Extraordinary General Meeting.

In order to deal with creditors’ claims, including any potential indemnification claims with respect to the sale of the Company’s European and Australian operations, the liquidators will write to all of the Company’s known creditors (actual and contingent), requiring them to prove their claims by a claims deadline. The liquidators will also advertise their appointment and may give notice in appropriate newspapers in order to draw to the attention of the Company’s creditors that they intend to make a distribution to creditors. The liquidators will not be obliged to satisfy any claims of creditors lodged after the expiration of the claims deadline (although they are permitted to do so, if they think fit).

The liquidators will have wide statutory powers enabling them to bring finality to matters and concluded the MVL expeditiously, including the power to estimate any contingent claims and any potential indemnification claims related to the sale of the Company’s European and Australian operations.

As disclosed in the proxy statement distributed to Danka shareholders for the extraordinary general meeting of the Company on June 27, 2008, the Company’s directors expected that, in aggregate, an amount of approximately US$50 million (after distribution of the agreed allocation to the holders of ordinary shares (including holders of ADSs) and not including any remaining proceeds from the escrow account established for the benefit of Konica Minolta) would ultimately be available for distribution to convertible participating shareholders in the MVL. Since the extraordinary general meeting, Ricoh Europe B.V. (the acquiror of Danka’s European operations) has notified the Company of claims in the amount of approximately $7.5 million (inclusive of $5 million of obligations which we had identified previously) for which Ricoh is seeking indemnification from the Company. Such amount also assumed that the $10 million held by Konica Minolta as security for the purchase price adjustment and $10 million from the net worth adjustment would be forthcoming, and is also subject to the ongoing expenses of the Company and expenses incurred by the liquidation through the MVL process. Konica Minolta was required to prepare and deliver its proposed net worth adjustment no later than 90 days after the closing date of the sale transaction, or September 25, 2008. By letter of that date, Konica Minolta proposed a downward net worth adjustment of approximately $8.2 million, which would result in Danka not receiving the $10 million positive net worth adjustment and only approximately $1.8 million of the $10 million held back by Konica Minolta as security for the net worth adjustment. We can provide no assurance as to the ultimate amount of the net worth adjustment to be agreed to with Konica Minolta. Distributions will be made as soon as possible after the Extraordinary General Meeting, subject to the level of claims received by the liquidators and the progress made in agreeing those claims.

The Company’s directors believe that the MVL will enable the net cash in the Company, after taking into account all known actual and contingent liabilities of the Company and payment of the fees, costs and expenses of the MVL, to be returned to Danka shareholders in the most cost effective and timely manner.

Following the return of all surplus assets, if any, to the Company’s shareholders, the liquidators will hold a final general meeting of the Company for the purpose of laying before it an account of the winding up showing how it has been conducted and how the Company’s property has been disposed of. Within one week after this general meeting, the liquidators will send to the registrar of companies a copy of the account, and will make a return to him of the holding of the meeting and its date. The Company will be deemed to be dissolved automatically on the expiration of three months after the account and return have been registered by the registrar of companies.

IN THE EVENT THAT THE LIABILITIES OF, AND CREDITORS CLAIMS AGAINST, THE COMPANY SUBSTANTIALLY EXCEED THE AMOUNTS ANTICIPATED BY THE DIRECTORS, IT IS POSSIBLE THAT EITHER A REDUCED DISTRIBUTION OR NO DISTRIBUTION WOULD BE MADE BY THE LIQUIDATORS TO DANKA SHAREHOLDERS.

DANKA SHAREHOLDERS SHOULD NOTE THAT THE DECISION BOTH AS TO THE QUANTUM AND TIMING OF THE DISTRIBUTIONS IN THE LIQUIDATION WILL BE FOR THE LIQUIDATORS TO DETERMINE IN ACCORDANCE WITH THEIR DUTIES AS SUCH. THEIR DECISION WILL BE MADE ONLY AFTER THEY HAVE CARRIED OUT ALL INQUIRIES THAT THEY CONSIDER APPROPRIATE.

Final Record Date

Pursuant to UK law, we will close our share transfer books and discontinue recording transfers of our ordinary shares (including ADSs) and convertible participating shares immediately upon entry into the MVL following shareholder approval of the MVL at the Extraordinary General Meeting. Therefore the date of entry into the MVL will also serve as the final record date (the “Final Record Date”) for determining the holders of ordinary shares (including ADSs) and convertible participating shares entitled to receive any distribution made to the holders of ADSs in the MVL.

Accordingly, after the Final Record Date, certificates representing ordinary shares (including ADSs) and convertible participating shares will not be assignable or transferable on our books except by will, intestate succession or operation of law. It is anticipated that no further trading of our shares will occur after the Final Record Date. All liquidating distributions made by the Liquidators after the Final Record Date will be made to shareholders according to their holdings of ordinary shares (including ADSs) or convertible participating shares as of the Final Record Date.

Trading of ADSs

Pursuant to UK law, we will close our share transfer books on the Final Record Date and cease recording share transfers at such time. Accordingly, it is expected that trading in record ownership of the shares will cease on and after the Final Record Date.

Reporting Requirements

If the MVL is approved and the Company enters into the MVL, the Company may cease to file reports under the Exchange Act, and the Company may, to the extent we deem necessary or desirable, file a “no-action” request with the SEC asking that the SEC’s Division of Corporation Finance not recommend enforcement action against the Company if it ceases filing Exchange Act reports.

De-Listing from the London Stock Exchange

It is expected that the listing of Danka’s ordinary shares on the London Stock Exchange will be suspended at 7:30 a.m. on the day of the Extraordinary General Meeting.

Subject to the approval of all the resolutions relating to the MVL, application will be made to cancel the listing of Danka’s ordinary shares on the official list maintained by the UK Listing Authority (the “Official List”) and the admission to trading of Danka’s ordinary shares on the London Stock Exchange’s market for listed securities. In the event that the resolutions relating to the MVL are duly approved, it is expected that the listing and admission to trading of Danka’s ordinary shares will be cancelled at 8:00 a.m. on the business day following the Extraordinary General Meeting, being February 20, 2009.

In the event that the resolution to approve the MVL is not passed by the requisite majority at the Extraordinary General Meeting, the suspension of Danka’s ordinary shares will end and the listing of the ordinary shares on the Official List and the admission to trading of ordinary shares on the London Stock Exchange’s market for listed securities will resume at 7.30 a.m. on the business day following the Extraordinary General Meeting, being February 20, 2009.

Appointment of Liquidators

It is proposed that Jeremy Spratt and Finbarr O’Connell of KPMG LLP be appointed Liquidators for the purpose of the MVL.

The appointment of the Liquidators will become effective immediately upon the Resolutions coming into effect. At that point, the powers of our board of directors will cease and the Liquidators will assume responsibility for the liquidation of the Company, including the payment of fees, costs and expenses of the MVL, the discharging of any remaining liabilities of the Company and the distribution of the Company’s surplus assets.

Authorization of Liquidators

It is proposed that Danka shareholders authorize the Liquidators to exercise the powers laid down in Schedule 4, Part I of the UK Insolvency Act 1986 in order to wind up the Company.

Remuneration of the Liquidators

It is proposed that the remuneration of the Liquidators be fixed, in accordance with the terms of their engagement letter with the Company, at their normal charging rates by reference to the time properly given by them and members of their staff in attending to matters arising in the winding up of the Company (including those falling outside their statutory duties but in all respects in accordance with the terms of their engagement letters with the Company) and that Danka shareholders authorize the Liquidators to draw sums on account of their remuneration at such intervals as they reasonably determine and to pay any expenses and disbursements properly incurred by them in respect of the winding up.

Authorization of Liquidators to Wind Up Company Subsidiaries

It is proposed that Danka shareholders authorize the Liquidators to do all such things as are necessary to wind up the remaining subsidiaries of the Company, including without limitation appointing themselves as joint liquidators of the UK subsidiaries and to draw their remuneration in respect of any subsidiary liquidations from the Company on the same basis as described above.

Appraisal Rights

Under applicable UK law, holders of our ADSs, ordinary shares and convertible participating shares will not have appraisal or dissenters’ rights in connection with the MVL.

Regulatory Matters

No federal or state regulatory requirements must be complied with nor any approvals obtained in connection with the MVL.

Material United States Federal Income Tax Consequences of the MVL

United States Federal Income Tax Consequences to United States Holders of the Company’s Ordinary Shares or ADSs

The following is a description of the principal US federal income tax consequences that may be relevant to a U.S. Holder (as defined below) with respect to the liquidation of the Company. This description is for general information only, and, does not purport to be a comprehensive description of all tax consequences that may be relevant to the Company, or to a holder of ordinary shares or ADSs nor does it purport to address all aspects of U.S. federal income taxation that may be important to a particular investor in light of such investor’s investment or tax circumstances, or to the holders of the ordinary shares or ADSs that may be subject to special tax rules, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	persons that received the ordinary shares or ADSs as compensation for the performance of services;

•	holders who own, or are deemed to own, at least 10% or more, by voting power or value, of ordinary shares, including ordinary shares represented by ADSs;

•	persons that have a functional currency other than the US dollar;

•	holders who hold the Company’s ordinary shares or ADSs as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for US federal income tax purposes;

•	persons who will not hold ordinary shares or ADSs as capital assets for US federal income tax purposes;

•	certain former citizens or long-term residents of the United States;

•	investors that have a permanent establishment in the United Kingdom; or dual-resident investors.

Moreover, this description does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any state, local or non-U.S. tax consequences relating to the ownership and disposition of the ordinary shares or ADSs.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury Regulations (“Treasury Regulations”) promulgated thereunder, and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. The United States tax laws and the interpretation thereof are subject to change. These changes could apply retroactively and could affect the tax consequences described below. No rulings or determinations of the Internal Revenue Service (the “IRS”) or any other tax authorities have been sought or obtained in regards to the U.S. federal income tax consequences described below. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

As used here, a “U.S. Holder” means a beneficial owner of ordinary shares or ADSs that, for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States;

•

a corporation or other business entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any state thereof (including the District of Colombia);

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•

a trust, if (A) a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (B) the trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, that holds ordinary shares or ADSs will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding ordinary shares or ADSs should consult its tax advisors concerning the U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares or ADSs by the partnership.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute legal or tax advice to any particular holder. All holders of ordinary shares or ADSs should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances as well as any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Ownership of ADSs in General

Generally, U.S. Holders of ADSs will be treated for U.S. federal income tax purposes as holding the ordinary shares represented by the ADSs.

The MVL of the Company

We believe that the payments made to U.S. Holders in the MVL should be treated as distributions in complete liquidation of the Company under Section 331 of the Code. As such, we believe that it is likely that

U.S. Holders will generally be subject to U.S. federal income tax consequences described below under “MVL Payments—Treatment as Distributions in Complete MVL of the Company.” Nevertheless, there is no guarantee as to how the IRS will characterize the payments made to U.S. Holders in the MVL. It is possible that the IRS could contend that the payments made to U.S. Holders in the MVL should be treated as payments received by U.S. Holders in exchange for such holders voting in favor of the MVL. Each U.S. Holder is urged to consult its own tax advisor with respect to the U.S. federal income tax consequences of the receipt of a payment from the Company in the MVL.

MVL Payments—Treatment as Distributions in Complete MVL of the Company

Subject to the discussion below under “Personal Foreign Investment Company Considerations,” if the payments received by U.S. Holders in the MVL are treated as distributions in complete liquidation of the Company under Section 331 of the Code, the payments received by such holders will be treated as in full payment for the ordinary shares or ADSs held by a U.S. Holder. A U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes upon receipt of liquidating distributions equal to the difference between the amount of the liquidating distributions received by the U.S. Holder and such holders adjusted tax basis in its ordinary shares or ADSs. It is possible that we will make more than one liquidating distribution, each of which will be allocated proportionately to each ordinary share or ADS held by a U.S. Holder. Gain will be recognized as a result of the liquidating distribution only to the extent that the aggregate value of the distribution and any prior liquidating distribution(s) received by a U.S. Holder exceeds such holder’s adjusted tax basis for that share. Any loss generally will be recognized only when the final liquidating distribution from the Company has been received and then only if the aggregate value of all the liquidating distributions with respect to a share is less than a U.S. Holder’s adjusted tax basis for that share.

Noncorporate U.S. Holders will be eligible for preferential capital gains rates if they hold ordinary shares or ADSs in excess of one year. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, realized by a U.S. Holder upon receipt of liquidating distributions under Section 331 of Code in respect of the ordinary shares or ADSs generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The rules relating to the computing foreign tax credits or deducting foreign taxes are extremely complex, and each U.S. Holder is urged to consult its own tax advisor regarding the availability of foreign tax credits with respect to any foreign taxes withheld from payment.

Notwithstanding the foregoing discussion, it is possible that the IRS may contend that the payments received by U.S. Holders in the MVL should be characterized as payments to such holders to secure their vote in favor of the MVL. This uncertainty arises because of the lack of authority directly on point addressing the U.S. federal income tax characterization of the payments received by U.S. Holders in the present circumstances. However, we believe that the payments made in the MVL should be treated as liquidating distributions under Section 331 of the Code and subject to the U.S. federal income tax consequences described above under this discussion. If, however, the payments to U.S. Holders were to be treated as payments to such holders to secure their vote in favor of the MVL, such holders would generally recognize ordinary income upon their receipt of payments made in the MVL. In such case, provided a U.S. Holder receives no payments in the MVL characterized as liquidating distributions under Section 331 of the Code, a U.S. Holder generally will recognize a capital loss in the amount of the U.S. Holder’s adjusted tax basis at the time of the MVL for U.S. federal income tax purposes. Each U.S. Holder is urged to consult its own tax advisor regarding the characterization of the payments such holder receives in the MVL.

Personal Foreign Investment Company Considerations

Subsequent to the MVL, the Company will own solely cash and cash equivalents which the Liquidators are expected to invest in permitted investments and generate passive income. If the Company were characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in any taxable year, then depending on certain corporate and shareholder elections, a U.S. Holder generally would be required to either include in gross income its share of the Company’s undistributed income for such taxable year or pay an interest charge on the deferred tax when such shareholder sells its ordinary shares or ADSs or receives a liquidating or other type of distribution from the Company for such taxable year and each subsequent year. The Company will be a PFIC for any taxable year if during such taxable year, 75% or more of its gross income is “passive income” or 50% or more of its assets produce, or are held for the production of, “passive income.” Based on the anticipated nature of the Company’s income, assets, and activities subsequent to the payments made to U.S. Holders in the MVL, we believe that the Company will likely be treated as a PFIC for the taxable years after the sale of the sale of DOIC. If the ordinary shares or ADSs were considered shares in a PFIC, a U.S. Holder generally would be subject to imputed interest charges and other disadvantageous tax treatment with respect to any gain from the sale or exchange of, and certain distributions with respect to, the ordinary shares or ADSs. Although a U.S. Holder could make one of several elections that may alleviate certain of the tax consequences referred to above, it is expected that the conditions necessary for making certain of such elections will not be satisfied in the case of the ordinary shares or ADSs. Each U.S. Holder is urged to consult its own tax advisors regarding the tax consequences that would arise if the Company were to be treated as a PFIC.

Backup Withholding and Information Reporting

A U.S. Holder may be subject to information reporting and backup withholding tax with respect to payments received in the MVL, unless such U.S. Holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) in the case of backup withholding, provides a correct United States taxpayer identification number and certifies under penalty of perjury that the U.S. Holder is a U.S. person, the taxpayer identification number is correct and that the U.S. Holder is not subject to backup withholding because of a failure to report all dividend and interest income. A U.S. Holder who does not provide us with the U.S. Holder’s correct taxpayer identification number may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Each U.S. Holder is urged to consult its tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

SHAREHOLDER LITIGATION

On June 27, 2008, DCML LLC (“DCML”), the beneficial owner of approximately 8.1% of the Company’s outstanding ordinary shares, filed a complaint in the U.S. District Court for the Southern District of New York against the Company, its board of directors, and one of the holders of the Company’s 6.50% senior convertible participating shares (collectively, the “defendants”). The case bears the caption DCML LLC v. Danka Business System Plc, et al., No. 08 Civ. 5829 (SAS). The complaint alleges that the Company and its board of directors violated Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 thereunder in connection with the proxy statement and supplement to proxy statement issued by the Company to solicit votes with respect to the sale of Danka Office Imaging Company (“DOIC”), a proposed members voluntary liquidation and related proposals, which were voted on by Danka shareholders at an extraordinary general meeting held on June 27, 2008. The complaint also alleges that the Company’s board of directors breached its fiduciary duties to ordinary shareholders by, among other things, recommending that Danka shareholders vote in favor of the sale of DOIC, the proposed members voluntary liquidation and related proposals. The complaint seeks, among other things, unspecified compensatory damages. On July 9, 2008, the plaintiff filed an amended complaint. On August 22, 2008, Danka and other defendants filed both a motion to dismiss the complaint and a motion for sanctions against DCML pursuant to Federal Rule of Civil Procedure 11. On September 5, 2008, defendant Cypress Merchant Banking Partners II, L.P., filed a motion to dismiss the complaint. On November 26, 2008, the court issued an opinion and order granting defendants’ motion to dismiss the case and denying defendants’ motion for sanctions. The deadline for DCML to file an appeal has passed.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of January 15, 2009, information as to the beneficial ownership of our ordinary shares by:

•	each person known to us as having beneficial ownership of more than five percent (5%) of our equity securities;

•	each Director;

•	each “named executive officer” as defined in Item 402(a)(3) of Regulation S-K under the Exchange Act; and

•	all of our Directors and executive officers as a group.

	Shares Beneficially Owned as of January 15, 2009 (2)
Name of Beneficial Owner (1)	Number of Ordinary Shares (10)	ADS Equivalent	Percent
Holdings of greater than 5 percent (5%)
Cypress Associates II LLC (3)	115,496,392	28,874,098	29.9%
Ironwood Investment Management LLC (4)	42,618,236	10,654,559	11.1%
Potomac Capital Management (5)	21,519,432	5,379,858	5.6%
DCML LLC (6)	29,269,900	7,317,475	7.6%
Holdings by Directors, Named Executive Officers and all Directors and Executive Officers as a Group
Kevin C. Daly	197,024	49,256	*
David J. Downes	123,680	30,920	*
Jaime W. Ellertson	193,776	48,444	*
Christopher B. Harned (7)	115,633,808	28,908,452	29.9%
W. Andrew McKenna	197,024	49,256	*
Joseph E. Parzick	77,416	19,354	*
J. Ernest Riddle	217,024	54,256	*
Erik Vonk	150,252	37,563	*
A.D. Frazier (8)	4,206,896	1,051,724	1.1%
Jean Johnson (9)	105,580	26,395	*
Mary Priolo	0	0	0.0%
All Directors and executive officers as a group (11 persons)	121,102,480	30,275,620	31.5%

(*)	Represents less than one percent (1%) of the Company’s share capital.
(1)	Except for Ms. Johnson and Ms. Priolo all of the listed individuals are currently Directors.
(2)	Except as otherwise indicated, all ordinary shares and ADSs are held of record with sole voting and dispositive power.
(3)	Consists of:

•	337,729 convertible participating shares which are convertible, as of January 15, 2009, into 109,771,044 ordinary shares, beneficially owned by Cypress Merchant Banking Partners II L.P.;

•	14,357 convertible participating shares which are convertible, as of January 15, 2009, into 4,666,412 ordinary shares, beneficially owned by Cypress Merchant Banking II C.V.; and

•	3,258 convertible participating shares which are convertible, as of January 15, 2009, into 1,058,936 ordinary shares, beneficially owned by 55th Street Partners II L.P.

Cypress Associates II LLC is the managing general partner of Cypress Merchant Banking II C.V. and the general partner of Cypress Merchant Banking Partners II L.P. and 55th Street Partners II L.P. (collectively the “Cypress Funds”), and has voting and investor power over the shares held or controller by each of these funds. James A. Stern and Jeffrey P. Hughes (each a “Managing Member” of Cypress Associates II LLC), may be deemed to beneficially own these shares. In addition to Mr. Stern and Mr. Hughes, Christopher Harned and Joseph Parzick are members of the investment committee that exercises voting control over the shares owned by the Cypress Funds. However, each of the foregoing individuals disclaims beneficial ownership. The share and percentage ownership figures are calculated at the conversion rate as of January 15, 2009 of 325.027 ordinary shares for each convertible participating share. The principal business and office address of Cypress Associates II LLC and the Managing Members is 65 East 55th Street, New York, NY 10022.

(4)	According to a Schedule 13G filed on June 16, 2008, Ironwood Investment Management, LLC is an investment advisor registered under the Investment Company Act of 1940 or under the laws of a state. According to Ironwood Investment Management, LLC, Warren Isabelle has sole voting and dispositive power over the shares held by Ironwood Investment Management, LLC. The principal business and office address of Ironwood Investment Management, LLC is 21 Custom House Street, Suite 240, Boston, MA 02110.
(5)	According to a Schedule 13G filed on September 3, 2008, the holdings of Potomac Capital Management consist of:

•	4,728,496 ordinary shares, beneficially owned by Potomac Capital Management LLC. Paul J. Solit is the Managing Member of Potomac Capital Management LLC.

•	6,006,420 ordinary shares, beneficially owned by Potomac Capital Management Inc. Paul J. Solit is the President and sole owner of Potomac Capital Management Inc.

•

10,734,916 ordinary shares, beneficially owned by Paul J. Solit. Mr. Solit has sole voting and dispositive power with respect to 49,600 shares and shared voting and dispositive power with respect to 10,734,916 shares.

The principal business and office address of each of Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit is 825 Third Avenue, 33rd Floor, New York, NY 10022.

(6)	According to a Schedule 13D filed on June 9, 2008, DCML LLC is a limited liability company formed on June 5, 2008 by Robert Andrade and Rostislav Raykov to jointly hold and vote their shares of the Company. The principal business and office address of DCML LLC is 595 Madison Avenue, 17th Floor, New York, NY 10022.
(7)	Includes 355,344 convertible participating shares which are convertible, as of January 15, 2009, into 115,496,392 ordinary shares beneficially owned by affiliates of Cypress Associates II LLC. Mr. Harned is a managing director of The Cypress Group LLC. See note 3 above. Mr. Harned disclaims beneficial ownership of such shares.
(8)	Includes options held by Mr. Frazier to purchase 1,000,000 ADSs, equivalent to 4,000,000 ordinary shares, all of which are currently exercisable; however, the exercise price of all options held by Mr. Frazier is substantially in excess of the market price per ADS at January 15, 2009.
(9)	Includes options held by Ms. Johnson to purchase 20,000 ADSs, equivalent to 80,000 ordinary shares, all of which are currently exercisable; however, the exercise price of all options held by Ms. Johnson is substantially in excess of the market price per ADS at January 15, 2009.
(10)	At January 15, 2009 a total of 259,148,748 ordinary shares were outstanding. Pursuant to the rules of the Securities and Exchange Commission, ordinary shares or ADSs that a person has a right to acquire within 60 days of the date hereof pursuant to the exercise of share options or the conversion of our participating shares are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

On January 15, 2009, The Bank of New York Mellon, as depositary for our ADS program, held 57,736,309 ADSs (each ADS is the equivalent of four ordinary shares) representing approximately 89% of the ordinary shares in issue.

FUTURE SHAREHOLDER PROPOSALS

If the Resolutions are approved, and the Company enters into the MVL, we do not expect to have any further Annual General Meetings. If the Resolutions are not approved, and the Company does not enter into the MVL, and a holder of ADSs, a holder of ordinary shares or holder of convertible participating shares desires to present a proposal for action at the Annual General Meeting to be held in 2009, and the proposal conforms to the rules and regulations of the SEC and is in accordance with other U.S. federal laws and UK law, we must receive the proposal by May 9, 2009 to be included in our proxy statement and proxy for the 2009 Annual General Meeting. This requirement is without prejudice to the rights under the United Kingdom Companies Act of ordinary shareholders and convertible participating shareholders to propose resolutions that may properly be considered at the 2009 Annual General Meeting.

Under our Articles of Association, an ordinary shareholder or convertible participating shareholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received 48 hours before the meeting. There are other procedural requirements in the Articles of Association pertaining to shareholder proposals and director nominations. Any shareholder may obtain a copy of the Articles of Association without charge by writing to us.

UK CIRCULAR

In accordance with UK law, Danka is distributing an Explanatory Circular relating to the MVL. This document will be available for inspection at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP until the Extraordinary General Meeting. The Explanatory Circular is attached to this Proxy Statement as Annex D for informational purposes only. Neither the Explanatory Circular nor any document referred to therein form a part of, or are incorporated into, this document, except to the extent specifically provided herein.

OTHER MATTERS

Except as set out in this proxy statement, our board is not aware of any matters that will be presented for consideration at the Extraordinary General Meeting. If any other matters are properly brought before the Extraordinary General Meeting including by means of amendment to any resolution, the person named in any proxy submitted by a shareholder may vote as to any such matter as he or she deems fit.

It is important that your shares be represented at the Extraordinary General Meeting, regardless of the number of shares which you hold. Therefore, we urge you to mark, sign, date and return the accompanying proxy card or voting instructional form, as applicable, as promptly as possible.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

The SEC allows Danka to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that Danka has previously filed with the SEC. These documents contain important information about the companies and their financial condition and are incorporated by reference into this proxy statement.

The following Danka filings with the SEC (all filed under file number 000-20828) are incorporated by reference in this proxy statement:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2008; and

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2008 and September 30, 2008.

Danka also incorporates by reference into this proxy statement additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the Extraordinary General Meeting of Danka shareholders. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-K, as well as Current Reports on Form 8-K and proxy and information statements. You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Danka Business Systems PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

Attention: Investor Relations

Telephone: (011-44-207-605-0150) (UK)

If you would like to request documents from us, please do so by February 5, 2009, to receive them before the Extraordinary General Meeting. Please note that all of our documents that we file with the SEC are also promptly available at the investor relations tab of our website at: http://www.dankabusinesssystemsplc.com. The proxy statement is available at http://www.dankabusinesssystemsplc.com.

If you have any questions about this proxy statement, the Extraordinary General Meeting, the MVL and related proposals necessary to effect the MVL, or need assistance with voting procedures, you should contact our Secretary at the address or telephone number above or Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022 or (888) 750-5834.

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or from us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. Holders of ADSs can notify us by sending a written request to ADS Depositary, Bank of New York, ADS Division, 101 Barclay Street, New York, NY 10286.

MISCELLANEOUS

You should rely only on the information contained in this proxy statement to vote on the MVL and related proposals necessary to effect the MVL. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated January 20, 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other that date (or as of an earlier date if so indicated in this proxy statement). The mailing of this proxy statement to shareholders creates no implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is important. To vote your shares, please complete, date, sign and return the enclosed pink proxy card (if you are a holder of record of convertible participating shares), voting instructional form (if you are a holder of record of ADSs) or instruction card (if you were forwarded these materials by your broker or nominee) as soon as possible in the appropriate enclosed envelope.

ANNEX A

Execution Copy

DATED 22 APRIL 2008

CYPRESS MERCHANT BANKING PARTNERS II L.P.

and

CYPRESS MERCHANT BANKING II C.V.

and

55TH STREET PARTNERS II L.P.

and

THE PRUDENTIAL ASSURANCE COMPANY LIMITED

and

DANKA BUSINESS SYSTEMS PLC

DEED OF UNDERTAKING

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London E14 5DS

THIS DEED is executed and delivered on the 22nd day of April 2008

BY:

(1)	CYPRESS MERCHANT BANKING PARTNERS II L.P., a Delaware limited partnership (“Cypress Partners”);

(2)	CYPRESS MERCHANT BANKING II C.V., a limited partnership organized and existing under the laws of the Netherlands (“Cypress Banking”);

(3)	55TH STREET PARTNERS II L.P., a Delaware limited partnership (collectively with Cypress Partners and Cypress Banking, the “Cypress Shareholders”);

(4)	THE PRUDENTIAL ASSURANCE COMPANY LIMITED, a company incorporated in England and Wales and registered under the Companies Act 1985 with number 15454 and with its registered office at Laurence Pountney Hill, London EC4R 0HH (“Prudential”); and

(5)	DANKA BUSINESS SYSTEMS PLC, a public company incorporated in England and Wales and registered under the Companies Act 1985 with number 01101386 and with its registered office at Masters House, 107 Hammersmith Road, London W14 0QH (the “Company”).

WHEREAS:

(A)	The Company, together with its wholly-owned subsidiary Danka Holding Company (the “Seller”), has entered into a Stock Purchase Agreement dated as of 8 April 2008 (the “SPA”) with Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (the “Purchaser”).

(B)	Pursuant to the SPA, the Seller has, conditional on, among other things, obtaining the approval of the Company’s shareholders at the EGM in accordance with the requirements of the Listing Rules, agreed to sell to the Purchaser the entire issued share capital of its wholly-owned subsidiary Danka Office Imaging Company (the “Disposal”).

(C)	The Board intends to propose a resolution at the EGM that, conditional upon the Disposal being approved by the Company’s shareholders and all conditions to Completion under the terms of the SPA (other than a condition relating to the passing of shareholder resolutions at the EGM) having been satisfied or waived, the Company be placed into members’ voluntary liquidation, with the result that after payment or provision for all known actual and contingent liabilities of the Company and the costs and expenses of the MVL, the Company’s remaining cash, including the net proceeds of the Disposal, will be distributed to the Company’s shareholders .

(D)	The relevant provisions of the Articles require the entirety of the amount which the Board expects to be available for distribution to the Company’s shareholders in the MVL to be paid to the holders of the Participating Shares, leaving no amount available for distribution to the holders of the Ordinary Shares.

(E)	As at the date of this Deed, the Participating Shareholders hold all of the Participating Shares in issue.

(F)	In order to effect as orderly and efficient a liquidation of the Company as possible, the Participating Shareholders have agreed to provide the agreements and undertakings set forth in this Deed.

(G)	A draft of the Circular containing, among other things, the proposed form of the Resolutions, has been provided to the Participating Shareholders prior to the execution and delivery of this Deed.

NOW THIS DEED WITNESSETH as follows:

1.	INTERPRETATION

1.1	In this Deed and the recitals hereto:

“ADSs”	means the American Depositary Shares issued by the Depositary, each of which represents two Ordinary Shares;

“Affiliate”	means in relation to a party, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the party, and for these purposes a party shall be deemed to control a person if such party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the person, whether through the ownership of voting securities, control of voting rights, by contract or otherwise;

“Articles”	means the articles of association of the Company;

“Board”	means the board of directors of the Company;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in the City of London;

“Circular”	means the circular convening the EGM to be posted to the Company’s shareholders and to be prepared in compliance with the requirements of the Listing Rules;

“Completion”	means completion of the Disposal in accordance with the terms of the SPA;

“Conditions”	means the conditions set forth in Clause 2 of this Deed;

“Depositary”	means The Bank of New York Mellon in its capacity as the depositary for the ADSs;

“Disposal”	has the meaning ascribed thereto in recital (B) above;

“Distribution”	has the meaning ascribed thereto in Clause 3(a);

“EGM”	means the extraordinary general meeting of the Company’s shareholders to be convened to consider and, if thought fit, approve, among other things, the Disposal and the MVL;

“Listing Rules”	means the listing rules made by the Financial Services Authority in exercise of its functions as competent authority pursuant to Part VI of the Financial Services and Markets Act 2000;

“Liquidators”	means the proposed liquidators of the Company whose appointment as such is to be considered and, if thought fit, approved by the Company’s shareholders at the EGM;

“MVL”	means the proposed members’ voluntary liquidation of the Company;

“Notice”	has the meaning ascribed thereto in Clause 3;

“Ordinary Shares”	means the issued ordinary shares of 1.25 pence each in the capital of the Company;

“Participating Shareholders”	means the Cypress Shareholders and Prudential, in their respective capacities as holders of Participating Shares;

“Participating Shares”	means the 6.50% senior convertible participating shares of U.S.$1.00 each in the capital of the Company;

“Pro Rata Share”	has the meaning ascribed thereto in Clause 4;

“Purchaser”	has the meaning ascribed thereto in recital (A) above;

“Record Time”	means the time at which the MVL commences;

“Relevant Securityholders”	means: (i) holders of Ordinary Shares registered as such in the Register of Members of the Company as at the Record Time; and (ii) holders of ADSs registered as such in the books of the Depositary as at the Record Time;

“Representatives”	means, in relation to a party, the directors, employees, agents, partners, advisers, consultants of, and any individuals seconded to work for, such party (including persons who, at the relevant time, occupied such position);

“Resolutions”	means the resolutions to be considered and, if thought fit, approved at the EGM and to be set out in the Circular;

“Seller”	has the meaning ascribed thereto in recital (A) above;

“SPA”	has the meaning ascribed thereto in recital (A) above; and

“U.S.$” or “$”	means United States dollars, the lawful currency of the United States of America.

1.2	In this Deed and the recitals hereto, unless otherwise specified:

(a)	references to Clauses and Schedules are to clauses of and schedules to this Deed;

(b)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(c)	a reference to the singular includes the plural and vice versa;

(d)	a reference to any agreement, deed or document shall be construed as a reference to the same as it may have been, or may from time to time be, amended, supplemented or modified; and

(e)	headings to Clauses are for convenience only and shall not affect the interpretation of this Deed.

2.	CONDITIONS

The obligations of each of the Participating Shareholders under this Deed are conditional only upon:

(a)	The Resolutions having been duly approved by the requisite majorities at the EGM; and

(b)	Completion having occurred.

3.	UNDERTAKING

Each of the Participating Shareholders hereby irrevocably undertakes to the Company, as trustee for the benefit of itself and of each Relevant Securityholder, that:

(a)

promptly, and in any event by no later than the second Business Day following satisfaction of the last of the Conditions to be satisfied, it will execute and deliver to the Liquidators at the address specified in Clause 6 written notice in or substantially in the form set forth in the Schedule (the “Notice”) pursuant to which such Participating Shareholder shall, notwithstanding the provisions of the Articles, irrevocably and unconditionally direct and instruct the Liquidators to pay to the Relevant Securityholders out of the proceeds of the MVL, prior to any distribution of the proceeds of the MVL to the Participating Shareholders, an aggregate amount in cash equal to approximately U.S.$6.5 million (the “Distribution”), on the basis of a payment in cash of U.S.$0.025 per Ordinary Share and a payment in cash of U.S.$0.10 per ADS, in each case to the registered holders thereof as at the Record Time, and any additional proceeds of the MVL shall then be paid to the Participating Shareholders in accordance with the Articles;

(b)	following the delivery of the Notice to the Liquidators, it will not, and it will procure that none of its Affiliates or Representatives will, take any actions or steps or do any thing, or which would or might reasonably be expected to amend, modify, vary or revoke the Notice and/or the directions and instructions to the Liquidators set forth therein; and

(c)	in the event that it receives any amount in respect of a distribution of the proceeds of the MVL before such time as the Relevant Securityholders have received the full cash payment provided for in Clause 3(a), it shall:

(i)	hold such amount in trust for the benefit of the Relevant Securityholders; and

(ii)	promptly repay such amount to the Liquidators subject to the direction to the Liquidators to pay such amount to the Relevant Securityholders in accordance with the provisions of Clause 3(a),

provided that the maximum aggregate amount that a Participating Shareholder shall be obliged to hold in trust and to pay in accordance with the provisions of this Clause 3(c) shall be limited to its Pro Rata Share.

4.	PRO RATA SHARE

For the purposes of this Deed, the term “Pro Rata Share” shall mean, in respect of each Participating Shareholder, an amount in cash in U.S.$ being the product of the amount of the Distribution (less any amount thereof already paid to the Relevant Securityholders) multiplied by a fraction, the numerator of which is the number of Participating Shares held by such Participating Shareholder as at the Record Time and the denominator of which is the total number of Participating Shares in issue as at the Record Time.

5.	CIRCULAR

Prior to posting the Circular to its shareholders the Company shall provide a copy of the Circular (including the Resolutions) in final or near final form to the Cypress Shareholders and shall not post the Circular until it has received the prior consent of the Cypress Shareholders (such consent not to be unreasonably withheld, rendered subject to conditions or delayed).

6.	ADDRESS FOR NOTICES

The address of the Liquidators to which the Notices to be delivered by Participating Shareholders in accordance with the requirements of this Deed are to be delivered is:

KPMG LLP

8 Salisbury Square

London EC4Y 8BB

For the attention of:

Jeremy Spratt and Finbarr O’Connell

(as Joint Liquidators of Danka Business Systems plc)

7.	PROVISIONS SEVERABLE

Every provision contained in this Deed shall be severable and distinct from every other such provision and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining such provisions shall not in any way be affected thereby.

8.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The undertakings and obligations of the Participating Shareholders in this Deed are made and entered into for the benefit of the Relevant Securityholders and each Relevant Securityholder shall have the right to enforce the terms of this Deed under the Contracts (Right of Third Parties) Act 1999 (the “Act”) as if such Relevant Securityholder was a party to this Deed. Save as provided for in the immediately preceding sentence of this Clause 8, no person who is not a party to this Deed has any right to enforce any term hereof under the Act. Notwithstanding the foregoing, the Participating Shareholders and the Company may agree to amend, modify or vary any term of this Deed without having obtained the consent of any other party if and to the extent that such amendment, modification or variation is not materially prejudicial to the interests of the Relevant Securityholders.

9.	GOVERNING LAW

This Deed is governed by and shall be construed in accordance with English law.

10.	JURISDICTION

This Deed is subject to the exclusive jurisdiction of the English Courts as regards any claim or matter arising out of or in relation to this Deed, and that accordingly any proceeding, suit or action arising out of or in connection with this Deed may be brought in such courts.

IN WITNESS whereof this Deed has been executed and delivered the day and year first before written.

EXECUTED and DELIVERED as a DEED by	)
CYPRESS MERCHANT BANKING PARTNERS II L.P.	)
acting by: /s/ Chris Harned	)
its duly authorised signatory	)

EXECUTED and DELIVERED as a DEED by	)
CYPRESS MERCHANT BANKING II C.V.	)
acting by: /s/ Chris Harned	)
its duly authorised signatory	)

EXECUTED and DELIVERED as a DEED by	)
55TH STREET PARTNERS II L.P.	)
acting by: /s/ Chris Harned	)
its duly authorised signatory	)

EXECUTED as a DEED by AFFIXING	)
the COMMON SEAL of the	)
THE PRUDENTIAL ASSURANCE COMPANY	)
LIMITED in the presence of:	)

/s/ illegible
Sealing Officer

EXECUTED and DELIVERED as a DEED by	)
DANKA BUSINESS SYSTEMS PLC	)
acting by a director	)
and the company secretary	)

/s/ A. D. Frazier
Director

/s/ Jean Dinovo Johnson
Secretary

SCHEDULE

FORM OF NOTICE TO THE LIQUIDATORS

[On the letterhead of the relevant Participating Shareholder]

To:	Jeremy Spratt and Finbarr O’Connell
(as Joint Liquidators of Danka Business Systems PLC)
c/o KPMG LLP
8 Salisbury Square
London EC4Y 8BB

[—] 2008

Dear Sirs

Members Voluntary Liquidation of Danka Business Systems PLC

Reference is made to the deed of undertaking executed and delivered by each of Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., The Prudential Assurance Company Limited and Danka Business Systems PLC on or around 22 April 2008 (the “Deed”). A copy of the Deed is attached hereto.

This letter is the Notice that we are required to deliver to you in accordance with the terms of the Deed. Capitalised terms used and not otherwise defined in this Notice have the meanings ascribed thereto in the Deed.

In accordance with the requirements of the Deed, notwithstanding the provisions of the Articles, we hereby irrevocably and unconditionally direct and instruct you to pay to the Relevant Securityholders out of the proceeds of the MVL, prior to any distribution of the proceeds of the MVL to us in our capacity as a Participating Shareholder, an aggregate amount in cash equal to approximately U.S.$6.5 million, on the basis of a payment in cash of U.S.$0.025 per Ordinary Share and a payment in cash of U.S.$0.10 per ADS, in each case to the registered holders thereof as at the Record Time, and any additional proceeds of the MVL shall then be paid to the Participating Shareholders in accordance with the Articles.

The terms of this notice shall be governed by and construed in accordance with English law.

Yours faithfully,

By:
For and on behalf of
[Name of Participating Shareholder]

ANNEX B

Execution Version

DATED 18 JUNE 2008

CYPRESS MERCHANT BANKING PARTNERS II L.P.

and

CYPRESS MERCHANT BANKING II C.V.

and

55TH STREET PARTNERS II L.P.

and

THE PRUDENTIAL ASSURANCE COMPANY LIMITED

and

DANKA BUSINESS SYSTEMS PLC

DEED OF AMENDMENT

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London E14 5DS

THIS DEED is executed and delivered on the 18th day of June 2008

BY:

(1)	CYPRESS MERCHANT BANKING PARTNERS II L.P., a Delaware limited partnership (“Cypress Partners”);

(2)	CYPRESS MERCHANT BANKING II C.V., a limited partnership organized and existing under the laws of the Netherlands (“Cypress Banking”);

(3)	55TH STREET PARTNERS II L.P., a Delaware limited partnership (collectively with Cypress Partners and Cypress Banking, the “Cypress Shareholders”);

(4)	THE PRUDENTIAL ASSURANCE COMPANY LIMITED, a company incorporated in England and Wales and registered under the Companies Act 1985 with number 15454 and with its registered office at Laurence Pountney Hill, London EC4R 0HH (“Prudential”); and

(5)	DANKA BUSINESS SYSTEMS PLC, a public company incorporated in England and Wales and registered under the Companies Act 1985 with number 01101386 and with its registered office at Masters House, 107 Hammersmith Road, London W14 0QH (the “Company”).

WHEREAS:

(A)	The Parties entered into a Deed of Undertaking dated 22 April 2008 pursuant to which the Participating Shareholders irrevocably and unconditionally undertook to direct and instruct the Liquidators to pay to the Relevant Securityholders out of the proceeds of a MVL, prior to any distribution of the proceeds of the MVL to the Participating Shareholders, an aggregate amount in cash equal to approximately U.S.$6.5 million, on the basis of a payment in cash of U.S.$0.025 per Ordinary Share and a payment in cash of U.S.$0.10 per ADS.

(B)	The Parties now wish to amend the terms of the Deed of Undertaking in accordance with this Deed.

NOW THIS DEED WITNESSETH as follows:

1.	INTERPRETATION

Capitalised terms used in this Deed have the same meaning as those defined in the Deed of Undertaking unless otherwise specified.

2.	AMENDMENTS

With effect from the date of this Deed, the Deed of Undertaking shall be amended as follows:

(a)	in the definition of “EGM” in Clause 1.1, the words “the MVL” shall be deleted and replaced with the words “a MVL”;

(b)	the definition of “Liquidators” in Clause 1.1 shall be deleted and replaced with the following:

“Liquidators” means the liquidators of the Company appointed at a general meeting of the Company by the requisite majority of the Company’s shareholders in connection with a MVL;”

(c)	in the definition of “MVL” in Clause 1.1, the words “the proposed” shall be deleted and replaced with the word “a”;

(d)	in the definition of “Record Time” in Clause 1.1, the words “the MVL” shall be deleted and replaced with the words “a MVL”

(e)	Clause 2 shall be deleted and replaced with the following:

“The obligations of each Participating Shareholder under this Deed are conditional only upon:

(a)	Completion having occurred; and

(b)	a resolution approving a MVL having been approved by the requisite majority at a general meeting of the Company.”

(f)	Clause 6 shall be deleted and replaced with the following:

“The address of the Liquidators to which the Notices to be delivered by Participating Shareholders in accordance with the requirements of this Deed are to be delivered is the business address of the Liquidators’ firm, marked for the attention of the Liquidators.”

(g)	The Schedule shall be replaced with the amended Schedule attached to this Deed.

3.	GOVERNING LAW

This Deed is governed by and shall be construed in accordance with English law.

4.	JURISDICTION

This Deed is subject to the exclusive jurisdiction of the English Courts as regards any claim or matter arising out of or in relation to this Deed, and that accordingly any proceeding, suit or action arising out of or in connection with this Deed may be brought in such courts.

5.	CONTINUING EFFECT

Save as amended by this Deed, the provisions of the Deed of Undertaking, shall remain in full force and effect.

References in the Deed of Undertaking, to “this Deed”, and expressions of similar import shall, from the date of this Deed of Amendment, be deemed to be references to the Deed of Undertaking, as amended by this Deed of Amendment.

IN WITNESS whereof this Deed has been executed and delivered the day and year first before written.

EXECUTED and DELIVERED as a DEED by		)
CYPRESS MERCHANT BANKING PARTNERS II L.P.		)
acting by: /s/ Chris Harned		)
its duly authorised signatory		)
in the presence of:

/s/ Nancee Medrano
Name:	Nancee Medrano
Occupation:	Secretary
Address:	The Cypress Group
65 E. 55th St.
New York, NY 10022

EXECUTED and DELIVERED as a DEED by		)
CYPRESS MERCHANT BANKING II C.V.		)
acting by: /s/ Chris Harned		)
its duly authorised signatory		)
in the presence of:

/s/ Nancee Medrano
Name:	Nancee Medrano
Occupation:	Secretary
Address:	The Cypress Group
65 E. 55th St.
New York, NY 10022

EXECUTED and DELIVERED as a DEED by		)
55TH STREET PARTNERS II L.P.		)
acting by: /s/ Chris Harned		)
its duly authorised signatory		)
in the presence of:

/s/ Nancee Medrano
Name:	Nancee Medrano
Occupation:	Secretary
Address:	The Cypress Group
65 E. 55th St.
New York, NY 10022

EXECUTED as a DEED by AFFIXING	)
the COMMON SEAL of	)
THE PRUDENTIAL ASSURANCE COMPANY LIMITED in the presence of:	)

/s/ illegible
Sealing Officer

EXECUTED and DELIVERED as a DEED by		)
DANKA BUSINESS SYSTEMS PLC		)
acting by two directors/a director		)
and the company secretary		)

/s/ A.D. Frazier
Name:	A.D. Frazier
Title:	Director

/s/ Jean Dinovo Johnson
Name:	Jean Dinovo Johnson
Title:	Secretary

SCHEDULE

FORM OF NOTICE TO THE LIQUIDATORS

[On the letterhead of the relevant Participating Shareholder]

To:	[The Liquidators]
[address for Notices]

[Date]

Dear Sirs

Members Voluntary Liquidation of Danka Business Systems PLC

Reference is made to the deed of undertaking executed and delivered by each of Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., Prudential Client HSBC GIS (UK) Nominee Limited and Danka Business Systems PLC on or around 22 April 2008 (as amended by a Deed of Amendment dated on or about 17 June 2008, the “Deed”). A copy of the Deed is attached hereto.

This letter is the Notice that we are required to deliver to you in accordance with the terms of the Deed. Capitalised terms used and not otherwise defined in this Notice have the meanings ascribed thereto in the Deed.

In accordance with the requirements of the Deed, notwithstanding the provisions of the Articles, we hereby irrevocably and unconditionally direct and instruct you to pay to the Relevant Securityholders out of the proceeds of the MVL, prior to any distribution of the proceeds of the MVL to us in our capacity as a Participating Shareholder, an aggregate amount in cash equal to approximately U.S.$6.5 million, on the basis of a payment in cash of U.S.$0.025 per Ordinary Share and a payment in cash of U.S.$0.10 per ADS, in each case to the registered holders thereof as at the Record Time, and any additional proceeds of the MVL shall then be paid to the Participating Shareholders in accordance with the Articles.

The terms of this notice shall be governed by and construed in accordance with English law.

Yours faithfully,

By:
For and on behalf of
[Name of Participating Shareholder]

ANNEX C

The Cypress Group LLC

65 East 55th Street

New York, NY 10022

June 18, 2008

Board of Directors

Danka Business Systems

Masters House

107 Hammersmith Road

London W14 0QH

Dear Sirs:

Reference is made to that certain amended and restated letter agreement (the “Amended and Restated Letter Agreement”), dated April 22, 2008, by and among Cypress Merchant Banking Partners II L.P., a Delaware limited partnership, Cypress Merchant Banking II C.V., a limited partnership organized and existing under the laws of the Netherlands, and 55th Street Partners II L.P., a Delaware limited partnership (collectively, the “Cypress Shareholders”) and Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent”). This second amended and restated letter agreement hereby amends and restates the Amended and Restated Letter Agreement in its entirety.

Reference is also made to the Stock Purchase Agreement dated as April 8, 2008 (as it may be amended, supplemented, modified or waived from time to time, the “Stock Purchase Agreement”) by and among Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (“Purchaser”), Parent, and Danka Holding Company, a Delaware corporation (“Seller”).

In connection with the Stock Purchase Agreement, the Cypress Shareholders hereby agree as follows:

1. Agreement to Vote. So long as the Board of Directors of Parent (the “Parent Board”) has not withdrawn or modified, in a manner adverse to Purchaser, the recommendation that the shareholders of Parent approve the Shareholder Resolutions (as defined below), each Cypress Shareholder shall:

(A) attend (either in person or by proxy) the shareholder meeting (including any adjournment or postponement thereof) and, if necessary, any other meeting of holders of Parent’s 6.50% senior convertible participating shares (the “Participating Shares”) convened for the purpose of considering all or any of the matters contemplated by the Shareholder Resolutions (whether separate from, or together with, holders of Parent’s ordinary shares (the “Ordinary Shares”)) (such meeting(s), including any adjournment or postponement thereof, the “Shareholder Meeting”); and

(B) vote, or cause to be voted, all of the Participating Shares “beneficially owned” (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by such Cypress Shareholder as at the date of this letter agreement and any further Participating Shares acquired by such Cypress Shareholder after the date of this letter agreement (collectively, the “Relevant Shares”) in favor of (i)(a) the transactions contemplated by the Stock Purchase Agreement (and not conditioned upon shareholder approval of resolution (ii) below); (i)(b) the transactions contemplated by the Stock Purchase Agreement (and conditioned upon shareholder approval of resolution (ii) below); (ii) that Parent be wound up voluntarily (the “Members Voluntary Liquidation”); (iii) that Jeremy Spratt and Finbarr O’Connell of KPMG LLP be appointed joint liquidators for the purpose of the voluntary winding up of Parent and to act either alone or jointly; (iv) the powers of the joint liquidators and the ability of the directors of Parent to take steps to close the transactions contemplated in the Stock Purchase Agreement (to the extent necessary); (v) the remuneration of the joint liquidators; and (vi) the authorization of the joint liquidators to wind up the remaining subsidiaries of Parent, each of which shall be passed in accordance with all applicable laws and the articles of association of Parent (collectively, the “Shareholder Resolutions”).

2. Allocation of Proceeds of the Members Voluntary Liquidation. Each Cypress Shareholder hereby agrees that, in the event that a Members Voluntary Liquidation is duly approved, whether at the Shareholder Meeting or at a future shareholder meeting, after payment or provision for payment of the debts and other liabilities of Parent, and before any distribution to holders of Participating Shares, the holders of Ordinary Shares shall be entitled to be paid out of the assets of Parent available for distribution to its shareholders pursuant to the Members Voluntary Liquidation an amount in cash equal to $0.025 per issued Ordinary Share (which represents $0.10 per American Depositary Share of Parent) prior to any distribution to holders of Participating Shares.

3. Documentation. Each Cypress Shareholder hereby consents to (X) the issue of a press announcement in relation to the transactions contemplated by the Stock Purchase Agreement and the Members Voluntary Liquidation as may be required to comply with the requirements of the UK’s Financial Services Authority (the “FSA”) or any other relevant governmental or regulatory authority incorporating references (if any) to the undertakings set forth in this letter agreement, and (Y) particulars of the undertakings set forth in this letter agreement being contained in the Circular and any other related or ancillary document as required by the FSA or any other relevant governmental or regulatory authority.

4. Restrictions on Transfer. Except as provided for herein, each Cypress Shareholder agrees, from the date hereof until the Expiration Time, not to (i) directly or indirectly Transfer or offer to Transfer any Relevant Shares; (ii) tender any Relevant Shares into any tender or exchange offer or otherwise; or (iii) otherwise restrict the ability of such Cypress Shareholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Notwithstanding the foregoing, each Cypress Shareholder may make transfers of Relevant Shares for estate planning or similar purposes so long as such Cypress Shareholder retains control over the voting and disposition of such Relevant Shares and agrees in writing to continue to vote such Relevant Shares in accordance with this letter agreement. Each Cypress Shareholder further agrees to authorize and hereby authorizes Purchaser and Parent to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Relevant Shares and that this letter agreement places limits on the voting of the Relevant Shares. For purposes of this letter agreement, “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) thereof (including by operation of Law (as defined in the Stock Purchase Agreement)), or the entry into any Contract (as defined in the Stock Purchase Agreement) to effect any of the foregoing, including, for purposes of this letter agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security.

5. Termination. This letter agreement will terminate upon (i) termination of the Stock Purchase Agreement in accordance with its terms or (ii) the effectiveness of any amendment, modification or supplement to, or waiver by Parent or Seller under, the Stock Purchase Agreement, unless consented to in writing by each of the Cypress Shareholders (such earliest occurrence being the “Expiration Time”).

Notwithstanding anything herein to the contrary, this letter agreement is entered into by each of the undersigned solely in its capacity as a shareholder of Parent, and nothing in this letter agreement shall restrict in any way the exercise by any of the undersigned’s affiliates of their fiduciary and legal obligations in their capacity as directors of Parent or any other entity.

This letter agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, including without limitation the Amended and Restated Letter Agreement, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

This letter agreement will be governed by the laws of the State of New York. This letter agreement may be executed manually or by facsimile in one or more counterparts, each of which when taken together, will be deemed to constitute one and the same agreement. The foregoing paragraphs of this letter agreement are legally binding and enforceable obligations of Parent and each of the Cypress Shareholders.

*****

If you are in agreement with the foregoing, please sign and return this letter agreement to the undersigned, which thereupon will constitute our agreement with respect to its subject matter.

Sincerely,

CYPRESS MERCHANT BANKING PARTNERS II L.P.

By:	/s/ Chris Harned
Name:	Chris Harned
Title:	Member of Cypress Associates II, LLC, its General Partner

CYPRESS MERCHANT BANKING II C.V.

By:	/s/ Chris Harned
Name:	Chris Harned
Title:	Member of Cypress Associates II, LLC, its General Partner

55TH STREET PARTNERS II L.P.

By:	/s/ Chris Harned
Name:	Chris Harned
Title:	Member of Cypress Associates II, LLC, its General Partner

Accepted and agreed as of the date first written above:

DANKA BUSINESS SYSTEMS PLC

By:	/s/ A.D. Frazier
Name:	A.D. Frazier
Title:	CEO

ANNEX D

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the UK Financial Services and Markets Act 2000 if you are in the United Kingdom, or if not, from another appropriately authorised independent financial adviser.

If you have sold or otherwise transferred all of your Danka Ordinary Shares, please forward this document, together with the accompanying Form of Proxy and other documents, at once to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. If you have sold part only of your holding of Danka Ordinary Shares please consult the bank, stockbroker or other agent through whom the sale or transfer was effected.

Evolution Securities Limited, which is authorised in the United Kingdom by the Financial Services Authority, is acting as Sponsor to Danka Business Systems PLC and no-one else in relation to the matters described in this document and will not be responsible to anyone other than Danka Business Systems PLC for providing the protections afforded to customers of Evolution Securities Limited or for advising any other person in relation to the matters described in this document.

DANKA BUSINESS SYSTEMS PLC

(Incorporated and registered in England and Wales under the Companies Act 1985 with registered number 1101386)

Members’ Voluntary Liquidation

and

Notice of Extraordinary General Meeting

Your attention is drawn to the letter to Danka Shareholders from the Chairman of Danka which is set out on pages 2 to 10 of this document and which contains the recommendation of the Board that you vote in favour of the Resolutions to be proposed at the EGM.

Notice of the EGM of Danka to be held at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS at 2:00 p.m. on 19 February 2009 is set out at the end of this document.

A Form of Proxy to be used by Ordinary Shareholders in connection with the Resolutions to be proposed at the EGM accompanies this document. Whether or not Ordinary Shareholders intend to attend the EGM in person, they are requested to complete the Form of Proxy in accordance with the instructions printed on it and return it as soon as possible by post or (during normal business hours only) by hand but, in any event, so as to be received by Danka’s registrars, Computershare Services PLC, PO Box 1075, Bristol BS99 3FA, no later than 2:00 p.m. on 17 February 2009.

A summary of the action to be taken by Ordinary Shareholders is set out on page 10 of this document and in the Notice of Extraordinary General Meeting set out at the end of this document. The completion and return of the completed Form of Proxy will not prevent you from attending the EGM and voting in person (in substitution for your proxy vote) if you so wish (and are so entitled).

CONTENTS

EXPECTED TIMETABLE OF PRINCIPAL EVENTS	D-2
LETTER FROM THE CHAIRMAN OF DANKA	D-3
DEFINITIONS	D-12
NOTICE OF EXTRAORDINARY GENERAL MEETING	D-14

Expected Timetable of Principal Events(1)

Latest date and time for receipt of Forms of Proxy	2:00 p.m. on 17 February 2009
Extraordinary General Meeting	2:00 p.m. on 19 February 2009
Anticipated date of commencement of the Members’ Voluntary Liquidation	19 February 2009
Anticipated date of suspension of Listing	7:30 a.m. on 19 February 2009
Anticipated date of cancellation of Listing	8:00 a.m. on 20 February 2009

1.	All references to times in this document are to London times unless otherwise stated.

LETTER FROM THE CHAIRMAN OF DANKA

DANKA BUSINESS SYSTEMS PLC

(Incorporated and registered in England and Wales under the Companies Act 1985 with registered number 1101386)

Registered office:

Masters House

107 Hammersmith Road

London W14 0QH

20 January 2009

To holders of Danka Ordinary Shares

Dear Danka Shareholder,

Danka Business Systems PLC

Members’ Voluntary Liquidation

and

Notice of Extraordinary General Meeting

1.	Introduction

As announced on 27 June 2008, the resolution proposed at the extraordinary general meeting of the Company held on 27 June 2008 to approve the Disposal was approved by the requisite majority and the Disposal was completed on that date. However, the resolution proposed at the Extraordinary General Meeting to approve the entry by the Company into a members’ voluntary liquidation, and related resolutions which were conditioned upon the passing of that resolution, were not approved by the requisite majorities and, consequently, the Company did not enter into a members’ voluntary liquidation at that time.

Since the completion of the Disposal, the Company has ceased to have any trading operations and the Board has assessed the alternatives available to distribute the net proceeds of the Disposal among Danka Shareholders. The purpose of this document is to explain why the Independent Directors continue to believe that a Members’ Voluntary Liquidation is in the best interests of Danka and Danka Shareholders as a whole, and to propose to Ordinary Shareholders that they vote in favour of the Members’ Voluntary Liquidation at the EGM which has been convened at 2:00 p.m. on 19 February 2009.

The Resolutions to be proposed at the EGM are set out in full in the notice of EGM on pages 13 to 15 of this document.

Mr. Harned and Mr. Parzick were appointed to the Board pursuant to the Articles by, and are principals of, the Cypress Shareholders, which collectively hold approximately 361,119 Danka Participating Shares. In view of the material interest of the Cypress Shareholders in the MVL, Mr. Harned and Mr. Parzick have not participated in the Board’s determination to approve the MVL and to recommend that Danka Shareholders vote in favour of the Resolutions at the EGM; however, in accordance with their rights as Participating Shareholders, the Cypress Shareholders have agreed to vote in favour of the Resolutions.

2.	Information on Danka

Danka, a UK public limited company, was formed in 1973 and was one of the leading independent providers of comprehensive document solutions including office imaging equipment, software, support, and related services and supplies in the United States. On 27 June 2008, Danka completed the sale of the Company’s wholly-owned U.S. subsidiary, DOIC, to Konica Minolta, which constituted the sale of the Company’s remaining business operations. Danka currently has no continuing operations.

Pursuant to the Disposal Agreement, the Group sold its U.S. operations to Konica Minolta in a sale of all the outstanding share capital of DOIC for a purchase price of US$240 million in cash, subject to an upward or downward net worth adjustment of up to US$10 million. The sum of US$10 million was held back by Konica Minolta from the amount paid at completion of the Disposal Agreement as security for the Company’s purchase price adjustment obligations. Under the terms of the Disposal Agreement, Konica Minolta was required to prepare and deliver its proposed net worth adjustment no later than 90 days after the completion of the Disposal, or 25 September 2008. By letter of that date, Konica Minolta proposed a downward net worth adjustment of approximately US$8.2 million, which would result in Danka not receiving the US$10 million positive net worth adjustment and only approximately US$1.8 million of the US$10 million held back by Konica Minolta as security for the net worth adjustment. Danka can provide no assurance as to the ultimate amount of the net worth adjustment to be agreed to with Konica Minolta.

In addition, US$25 million of the purchase price paid by Konica Minolta at completion of the Disposal is currently being held in escrow for a period of up to four years following completion of the Disposal to satisfy any and all claims which may be made by Konica Minolta under the Disposal Agreement. The amount of cash held in escrow will be reduced each year following completion of the Disposal (to US$20 million after year one, US$15 million after year two, US$10 million after year three and terminating after year four), with certain amounts not required to satisfy claims under the Disposal Agreement being returned to Danka on each anniversary of completion of the Disposal. The escrow will step down only to the extent there are not any claims pending against such amounts.

After the repayment of the Group’s outstanding indebtedness, including repayment of approximately US$146 million under the Group’s credit facilities provided by GECC, the payment of certain change-of-control and severance obligations and the fees and expenses incurred in connection with the Disposal and minus the holdback and escrow amounts referred to above, the net sale proceeds received by the Group were approximately US$40 million. As of 30 September 2008, this amount has been reduced to approximately $37.4 million, due to the ongoing expenses of the Company, including among other things, the significant compliance costs as a public company in both the U.S. and UK. Given the current uncertainty in the global economy, and in particular, the global financial markets, among other things, the Board believes it is unlikely that the return on the current investment of the cash held by the Company will outpace the ongoing costs of the Company in its current status.

The Company has in recent years sold off the entirety of its operations outside the United States. Certain tax, indemnification and other “legacy” obligations remain outstanding in connection with these previous disposals and the winding up of the Danka group entities which remained in existence following such disposals. These obligations were approximately US$8 million in identified tax liabilities, potential maximum indemnification obligations of approximately US$210 million and AUS$17 million in connection with the prior dispositions of the Company’s operations in Europe in January 2007 and Australia in June 2006, respectively, and the cost of liquidating the remaining Danka group entities.

In connection with the Members’ Voluntary Liquidation, the Company is seeking a release of all indemnification obligations with respect to the sale, in 2007, of the European operations. While the Company has been in discussions with the Liquidators in relation to the process to limit the Company’s potential exposure under the agreements governing the sale of Danka’s European and Australian operations, so that the Liquidators may return the Company’s net cash to Danka Shareholders as soon as practicable after the Extraordinary General Meeting, the Company has received claims for indemnification in the amount of approximately US$7.5 million to date, and Danka can provide no assurance as to the ultimate amount of such exposure under these agreements.

3.	Proposed distribution to Ordinary Shareholders in Members’ Voluntary Liquidation

In a solvent liquidation of an English company, the balance of any remaining assets after payment of the company’s liabilities and the expenses of the liquidation is distributable among the members according to their rights under the company’s articles of association.

Under the terms of the Articles, on a liquidation of the Company the Participating Shareholders are currently entitled to receive the sum of approximately US$392 million. Accordingly, the Board believes that the relevant provisions of the Articles require the entirety of the amount which would ultimately be available for distribution to Danka Shareholders in the Members’ Voluntary Liquidation to be paid to the holders of the Danka Participating Shares, leaving no amount available for distribution to the Ordinary Shareholders.

However, in order to ensure that there is some return to Ordinary Shareholders in the Members’ Voluntary Liquidation, pursuant to the Deed of Undertaking the Directors have procured the agreement of the Participating Shareholders, notwithstanding their rights as Participating Shareholders under the Articles, to irrevocably and unconditionally direct and instruct the Liquidators to pay, out of the proceeds of the Members’ Voluntary Liquidation prior to any distribution of the proceeds of the Members’ Voluntary Liquidation to the Participating Shareholders, to the persons who hold Danka Ordinary Shares and ADSs as at the time at which the Members’ Voluntary Liquidation commences, an aggregate amount in cash equal to approximately US$6.5 million, on the basis of a payment in cash of US$0.025 per Danka Ordinary Share and a payment in cash of US$0.10 per ADS. Following this payment, any additional proceeds of the Members’ Voluntary Liquidation (including any amount released to Danka and/or DHC from the US$25 million deposited in escrow pursuant to the Disposal Agreement) are to be paid to the Participating Shareholders in accordance with the Articles and Ordinary Shareholders and holders of ADSs would not receive any further distributions from the proceeds of the Members’ Voluntary Liquidation.

The Participating Shareholders have also undertaken in the Deed of Undertaking that in the event that any of them receives any amount in respect of a distribution of the proceeds of the Members’ Voluntary Liquidation before such time as the Ordinary Shareholders and holders of ADSs have received the cash payment referred to in the immediately preceding paragraph it shall hold such amount (limited to the relevant Participating Shareholder’s pro rata portion of the relevant sum) on trust for the benefit of the Ordinary Shareholders and holders of ADSs and shall promptly repay such pro rata portion to the Liquidators subject to the direction to the Liquidators to pay it to the Ordinary Shareholders and holders of ADSs in accordance with the relevant provisions of the Deed of Undertaking.

Obtaining a return for Ordinary Shareholders through the procurement of the Deed of Undertaking was a key consideration for the Board in making the recommendation to Danka Shareholders set out in paragraph 12 below.

Participating Shareholders would then receive any remainder of the distributions made during the Members’ Voluntary Liquidation. Net funds returning to Participating Shareholders are expected to total less than 20%, and perhaps substantially less than 20%, of the approximately US$392 million in accrued payments to which they are currently entitled in a liquidation of Danka under the terms of the Articles.

The Liquidators will commence the process of inquiring into the existence and value of creditors’ claims against the Company, settling the Company’s liabilities and returning cash to Danka Shareholders as soon as practicable after the Extraordinary General Meeting.

The obligations of the Participating Shareholders under the Deed of Undertaking are conditional on the Resolutions being duly approved by the requisite majorities at the EGM.

4.	Reasons for recommending Members’ Voluntary Liquidation

Since the completion of the Disposal, the Board has assessed the alternatives available to distribute the net proceeds of the Disposal among Danka Shareholders. In assessing the available alternatives, the Board has been mindful of the fact that there is no guarantee that the holders of the Danka Participating Shares will not take action(s) that may be available to them under applicable law, for example seeking an involuntary winding up of the company, to recover amounts to which they are entitled pursuant to the Articles and which must be paid to them before the Ordinary Shareholders (and holders of ADSs) are entitled to receive any return on a winding up of the Company. Such amounts exceed the amount of the net proceeds from the Disposal and the funds which are otherwise available to the Company. The passage of time continues the accretion in the value of the Danka Participating Shares, further reducing the return to the holders of Danka Participating Shares and increasing the possibility of no return to Ordinary Shareholders (and holders of ADSs). Accordingly, in an involuntary liquidation, it is unlikely that Ordinary Shareholders would receive any distribution. The Company has been advised by the Cypress Shareholders that they intend to file an application in the near future seeking the involuntary winding up of the Company under the provisions of the Insolvency Act. That application will be made to the English High Court. The Cypress Shareholders have also informed the Company that, in the event that the Members’ Voluntary Liquidation is rejected once again, they will seek the support of the Company’s management and Board for the involuntary liquidation application.

In light of the factors discussed above, the Board believes that the undertakings which the Board has procured from the Participating Shareholders in the Deed of Undertaking, which only apply in the context of a members’ voluntary liquidation, represent the only realistic prospect of Ordinary Shareholders obtaining a return from the Company’s net cash. Further, in light of the fact that the Company has ceased to have any trading operations, as well as permitting Ordinary Shareholders to obtain a return and to permit the net cash in the Company to be returned to Danka Shareholders in the most cost effective and timely manner, the Members’ Voluntary Liquidation will allow for the Group’s affairs to be wound up in an orderly and efficient manner.

If Danka Shareholders do not approve the Members’ Voluntary Liquidation, the Board will continue to assess the alternatives available to distribute the Company’s net cash among Danka Shareholders. However, Danka Shareholders should note that should the proposed Members’ Voluntary Liquidation not be approved, there is no guarantee that any future alternative chosen by the Board will result in any return to Ordinary Shareholders. Under the existing terms of the Articles, given the current approximately US$392 million in accreted value of the Participating Shares, the Participating Shareholders would be entitled to receive all of the Company’s net cash in a liquidation of the Company. In addition, Danka Shareholders should also note that under the Articles, the Company is required, subject to the requirements of English law, to redeem all of the Danka Participating Shares on 17 December 2010 (or as soon thereafter as the Company is permitted by English law), or the maximum number of Danka Participating Shares which can lawfully be so redeemed on such date in accordance with such requirements.

5.	Alternatives to Members’ Voluntary Liquidation

In determining whether to propose the Members’ Voluntary Liquidation for approval at the Extraordinary General Meeting, the Board assessed the following alternatives:

Reduction of Share Capital

A reduction of share capital is a court-supervised proceeding under English law pursuant to which cash can be returned to shareholders—for example, by way of a reduction of the amounts paid up on shares or a cancellation of shares—provided that the court is satisfied that the interests of creditors of the Company are not prejudiced by the reduction of capital. The Board, after consultation with its financial and legal advisors, determined that a reduction of share capital would likely be a longer and more expensive process than a Members’ Voluntary Liquidation. In addition, a reduction of share capital would not alter the right under the Articles of Participating

Shareholders to receive all of the net proceeds from the sale of DOIC, given the accreted value of the Danka Participating Shares.

Third Party Transaction

The Board also considered pursuing a transaction with a third party acquiror for the remainder of the Company following the sale of DOIC. However, the Board, together with its financial and legal advisors, determined that the prospect of a credible offer by a third party for a company with no continuing operations and with no assets other than approximately US$40 million in cash was low. As the Company is a public company incorporated in England and Wales and with shares listed on the London Stock Exchange, such a transaction would be regulated by the UK’s City Code on Takeovers and Mergers and subject to the jurisdiction of the UK’s Panel on Takeovers and Mergers, with a number of implications on timing, expense and risk of execution. The acquisition of Danka by a third party would also likely trigger a “change of control” under Danka’s Articles, requiring the redemption of the Danka Participating Shares in cash at 101% of the then effective accreted value of those shares (currently approximately US$392 million). As it is unlikely that the value of any offer made for Danka would exceed the accreted value of the Danka Participating Shares, in such instance the Participating Shareholders would ultimately be entitled to all of the proceeds realised from such a transaction.

Use of Sale Proceeds to Fund Purchase of New Business or Assets

The Board, together with its financial advisors, also considered the viability of using the net proceeds from the sale of DOIC to fund the purchase of a new business or other assets. However, in light of the accreted value of the Participating Shares and the Company’s obligation to redeem such shares in December 2010, the Board determined that any incremental value that could be achieved before December 2010 would likely be attributable to the Danka Participating Shares rather than Danka Ordinary Shares. The Board also considered, among other things, the risks and costs associated with any such undertaking and determined that such course of action was not likely to be credible. In addition, one or more of the potential acquisition structures would likely trigger a “change of control” under the Articles, requiring the redemption of the Danka Participating Shares in cash at 101% of the then effective accreted value of those shares (currently approximately US$392 million).

For these reasons, as well as the reasons for proposing a Members’ Voluntary Liquidation set out in this document, the Board determined to propose again a Members’ Voluntary Liquidation to Danka Shareholders at the EGM.

6.	Conversion of Danka Participating Shares into Ordinary Shares

The Company does not have the right to require Participating Shareholders to convert their Danka Participating Shares into Danka Ordinary Shares. Under the Articles, the Company may redeem the Danka Participating Shares, for cash, in whole but not in part, at a price equal to the greater of (a) 100% (or 101% were the Participating Shareholders to demand redemption upon a “change of control” (as such term is defined in the Articles)) of the effective liquidation return (currently approximately US$392 million) and (b) the market value on the date of redemption of the Danka Ordinary Shares into which the Danka Participating Shares are then convertible, in each case plus accumulated and unpaid dividends from the most recent dividend payment date. Thus, if the Company were to exercise its rights under the Articles to redeem the Danka Participating Shares at this time, it would be required to pay a redemption price of approximately US$392 million in cash. The Company does not possess the financial ability to redeem the Danka Participating Shares at this time, and the Board does not believe that it will have that ability in the foreseeable future.

Under the Articles, the Company is permitted to convert the Danka Participating Shares into Danka Ordinary Shares, instead of redeeming them in cash, only if the market value of the Danka Ordinary Shares (as described in (b) above) is greater than 100% of the effective liquidation return (as described in (a) above). Since the market value of Danka Ordinary Shares into which the Danka Participating Shares are convertible is substantially below the liquidation return of approximately US$392 million, the option to convert the Danka Participating Shares into Danka Ordinary Shares in lieu of a cash redemption is not available to the Company at this time.

Thus, whether the Danka Participating Shares were to be redeemed or the Company to be liquidated, the Participating Shareholders would ultimately be entitled to receive all of the Company’s net cash. Therefore, the Board believes that the agreement reached with the Participating Shareholders by an independent committee of the Board, which entitles Danka Ordinary Shareholders, including holders of ADSs, to be paid a cash amount equal to US$0.025 per Danka Ordinary Share, or US$0.10 per ADS, in the Members Voluntary Liquidation is fair and equitable to Ordinary Shareholders and holders of ADSs.

7.	Members’ Voluntary Liquidation

The Members’ Voluntary Liquidation is a solvent liquidation in which it is expected all creditors of Danka will be paid in full together with statutory interest. The Members’ Voluntary Liquidation will commence upon Danka Shareholders passing the Resolutions at the EGM to approve, among other things, the Members’ Voluntary Liquidation and to appoint the Liquidators. The appointment of the Liquidators will become effective immediately upon these Resolutions coming into effect. At that point, the powers of the Directors will cease and the Liquidators will assume responsibility for the liquidation of the Company, including the payment of fees, costs and expenses of the Members’ Voluntary Liquidation, the discharging of any remaining liabilities of the Company and the distribution of the Company’s surplus assets.

It is proposed that Jeremy Spratt and Finbarr O’Connell of KPMG LLP be appointed Liquidators for the purpose of the Members’ Voluntary Liquidation.

As required by the Insolvency Act for a members’ voluntary liquidation, all or a majority of the Directors will swear a statutory declaration of solvency prior to the EGM that they have made a full enquiry into the affairs of the Company and that, having done so, they have formed the opinion that the Company will be able to pay its debts in full, together with interest at the official rate, within a period of 12 months from the commencement of the Members’ Voluntary Liquidation.

If the Resolutions are not approved at the EGM, the resolution to wind up the Company will be void and of no effect and the Members’ Voluntary Liquidation will not commence.

Subject to the passing of the Resolutions at the EGM, upon appointment the Liquidators’ duties will be to realise the Company’s assets, enquire into the existence and value of creditors’ claims against the Company, settle any liabilities and return any surplus assets to Danka Shareholders as soon as practicable after the EGM.

In order to deal with creditors’ claims, including any potential indemnification claims with respect to the sale of Danka’s European and Australian operations, the Liquidators will write to all of the Company’s known creditors (actual and contingent), requiring them to prove their claims by a claims deadline. The Liquidators will also advertise their appointment and may give notice in appropriate newspapers in order to draw to the attention of the Company’s creditors that they intend to make a distribution to creditors. The Liquidators will not be obliged to satisfy any claims of creditors lodged after the expiration of the claims deadline (although they are permitted to do so, if they think fit). The Liquidators will have wide statutory powers enabling them to bring finality to matters and conclude the Members’ Voluntary Liquidation expeditiously, including the power to estimate any contingent claims and any potential indemnification claims related to the sale of the Company’s European and Australian operations.

Following the return of all surplus assets, if any, to Danka Shareholders, the Liquidators will hold a final meeting of the Company for the purpose of laying before it an account of the winding up showing how it has been conducted and how the Company’s property has been disposed of. Within one week after this meeting, the

Liquidators will send to the Registrar a copy of the account, and will make a return to him of the holding of the meeting and its date. The Company will be deemed to be dissolved automatically on the expiration of three months after the account and return have been registered by the Registrar.

IN THE EVENT THAT THE LIABILITIES OF, AND CREDITORS CLAIMS AGAINST, THE COMPANY SUBSTANTIALLY EXCEED THE AMOUNTS ANTICIPATED BY THE DIRECTORS, IT IS POSSIBLE THAT EITHER A REDUCED DISTRIBUTION OR NO DISTRIBUTION WOULD BE MADE BY THE LIQUIDATORS TO DANKA SHAREHOLDERS.

DANKA SHAREHOLDERS SHOULD NOTE THAT THE DECISION BOTH AS TO THE QUANTUM AND TIMING OF THE DISTRIBUTIONS IN THE MEMBERS VOLUNTARY LIQUIDATION WILL BE FOR THE LIQUIDATORS TO DETERMINE IN ACCORDANCE WITH THEIR DUTIES. THEIR DECISION WILL BE MADE ONLY AFTER THEY HAVE CARRIED OUT ALL ENQUIRIES THAT THEY CONSIDER APPROPRIATE.

8.	Taxation in relation to the Members’ Voluntary Liquidation and Deed of Undertaking

UK Shareholders

The information given below about UK taxation is of general nature and does not constitute tax advice to any Danka Shareholder. The statements assume that the Danka Shareholder is solely UK tax resident and domiciled. The statements may not be applicable to certain Danka Shareholders, including insurance companies, dealers in securities and Danka Shareholders who are not absolute beneficial owners of the Danka Shares, such as trustees. Danka Shareholders should, where necessary, seek their own professional advice in relation to the UK tax consequences of the Members’ Voluntary Liquidation and the Deed of Undertaking and their respective implementation so far as they are concerned. The summary set out below reflects advice received by the Company with respect to current tax law and the generally published practice of HM Revenue and Customs in the UK.

The receipt of a distribution in the Members’ Voluntary Liquidation may be treated as consideration for the part disposal of Danka Participating Shares, or in the case of a payment to Ordinary Shareholders pursuant to the Deed of Undertaking, a deemed part disposal of Danka Ordinary Shares and in either case may therefore give rise to a taxable gain or an allowable loss for the purposes of UK taxation. It is not expected that Ordinary Shareholders will receive any payment apart from the payment in cash of US$0.025 per Danka Ordinary Share, or US$0.10 per ADS pursuant to the Deed of Undertaking. In order to ensure that Danka Shareholders can offset the full tax basis that they have in the Danka Ordinary Shares against the cash payment and/or any taxable gain it is recommended that the Ordinary Shareholders should consider making a negligible value claim in respect of their Danka Ordinary Shares immediately after the cash payment. This should crystallize any remaining tax basis as a capital loss, which should be available to offset any taxable gain.

The liability of Danka Shareholders, who are either UK tax resident or hold their Danka Shares in connection with a trade carried on through a UK branch or permanent establishment to UK capital gains tax (or, in the case of companies, UK corporation tax on chargeable gains) will depend on individual circumstances, including the availability of any relief, allowance or exemption. No UK stamp duty (or stamp duty reserve tax) will be payable by Danka Shareholders in respect of their Danka Ordinary Shares or Danka Participating Shares on the Members’ Voluntary Liquidation or the Deed of Undertaking.

Overseas Shareholders

Danka Shareholders who are resident for tax purposes outside the UK should seek their own advice on the taxation treatment of the Members’ Voluntary Liquidation and the Deed of Undertaking.

Danka Shareholders are recommended to consult their professional advisers in relation to the Members’ Voluntary Liquidation and the Deed of Undertaking if they are in any doubt about their taxation position.

9.	Suspension and Cancellation of Listing

It is expected that the Listing of Danka Ordinary Shares will be suspended at 7:30 a.m. on the day of the EGM.

Subject to the approval of the Resolution approving the Members’ Voluntary Liquidation, application will be made to cancel the listing of Danka Ordinary Shares on the Official List and the admission to trading of Danka Ordinary Shares on the London Stock Exchange’s market for listed securities. In the event that the Resolution approving the Members’ Voluntary Liquidation is duly approved, it is expected that the listing and admission to trading of Danka Ordinary Shares will be cancelled at 8:00 a.m. on the business day following the EGM, being 20 February 2009.

In the event that the Resolution to approve the Members’ Voluntary Liquidation is not passed by the requisite majority at the EGM, the suspension of Danka Ordinary Shares will end and the listing of the Danka Ordinary Shares on the Official List and the admission to trading of Danka Ordinary Shares on the London Stock Exchange’s market for listed securities will resume at 7.30 a.m. on 20 February 2009.

10.	Extraordinary General Meeting

The Members’ Voluntary Liquidation requires the approval of Danka Shareholders which will be sought at the EGM by the passing of the Resolutions. The Resolutions will be considered at the EGM, which has been convened at 2:00 p.m. on 19 February 2009 at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS. The following Resolutions relating to the Members’ Voluntary Liquidation will be proposed at the EGM:

•	that the Company be voluntarily wound up;

•

that Jeremy Spratt and Finbarr O’Connell of KPMG LLP, 8 Salisbury Square, London EC4Y 8BB be appointed joint liquidators for the purpose of the voluntary winding-up of the Company. Any act by the joint liquidators may be done by them either jointly or alone;

•

that the joint liquidators be authorised under the provisions of section 165(2) of the Insolvency Act to exercise any of the powers laid down in Schedule 4, Part I, of the Insolvency Act as may be necessary or desirable in their judgment;

•

that the remuneration of the joint liquidators be fixed, subject to and in accordance with the terms of their engagement letter with the Company, at their normal charging rates and that they be authorised to draw sums on account of their remuneration at such intervals as they reasonably determine and to pay any expenses and disbursements properly incurred by them in respect of the winding up; and

•

that the joint liquidators be authorised to do all such things as are necessary to wind up the remaining subsidiaries of the Company, including without limitation appointing themselves as joint liquidators of the UK subsidiaries and to draw their remuneration in respect of any subsidiary liquidations from the Company on the basis described above.

The Resolutions to approve the Members’ Voluntary Liquidation and to authorise the joint liquidators to exercise the powers laid down in Schedule 4, Part I, of the Insolvency Act will be special resolutions, which means that they will require approval by not less than 75 per cent. of the votes cast in person or by proxy at the EGM.

The notice convening the EGM is set out at the end of this document.

11.	Interests of Danka Directors in the Members’ Voluntary Liquidation

When considering the Board’s recommendation to vote in favour of the Members’ Voluntary Liquidation, Danka Shareholders should be aware that certain members of the Board have interests in the Members’ Voluntary Liquidation which may be different from, or in conflict with, the interests of the Ordinary Shareholders. In view of their interests in the Members’ Voluntary Liquidation, neither Mr. Harned nor Mr. Parzick (both of whom are Directors and also principals of the Cypress Shareholders) has participated in the Board’s recommendation to Danka Shareholders. The Independent Directors were aware of these interests, and considered them, when they approved the Members’ Voluntary Liquidation.

12.	Recommendation

The Board considers the Members’ Voluntary Liquidation to be in the best interests of Danka Shareholders as a whole. Accordingly, the Board recommends that Danka Shareholders vote in favour of the Resolutions to approve the Members’ Voluntary Liquidation to be proposed at the Extraordinary General Meeting, as all Directors intend to do in respect of their own beneficial shareholdings in the Company.

13.	Action to be taken

A Form of Proxy to be used by Ordinary Shareholders in connection with the Resolutions to be proposed at the EGM accompanies this document.

Whether or not Ordinary Shareholders intend to attend the Extraordinary General Meeting in person, they are requested to complete the Form of Proxy in accordance with the instructions printed on it and return it as soon as possible by post or (during normal business hours only) by hand but, in any event so as to be received by Danka’s registrars, Computershare Services PLC, PO Box 1075, Bristol BS99 3FA, no later than 2:00 p.m. on 17 February 2009.

Completion and return of the Form of Proxy will not affect the right of Ordinary Shareholders to attend and vote in person at the EGM if they wish to do so.

Details of the action to be taken by holders of Danka Participating Shares and ADSs are set forth in the Proxy Statement which accompanies this document and such holders are referred thereto.

Your attention is drawn to the Notice of Extraordinary General Meeting which forms part of this document, as well as to the Form of Proxy and the Proxy Statement which accompanies this document.

Yours sincerely,

A.D. Frazier

Chairman and Chief Executive Officer

DEFINITIONS

The following definitions apply throughout this document and in the Form of Proxy unless the context requires otherwise:

“$” or “US$” or “United States Dollars”	means United States dollars, the lawful currency of the United States;

“£” or “sterling”	means pounds sterling, the lawful currency of the United Kingdom;

“ADSs”	means the American Depositary Shares issued by the Bank of New York Mellon, each of which represents four Danka Ordinary Shares;

“Affiliates”	means any person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified, where control means the power, direct or indirect, to direct or cause the direction of the management and policies of a person whether by contract, exercise of voting securities or otherwise;

“Articles”	means the Company’s articles of association;

“Board”	means the board of Directors of the Company;

“Cypress Shareholders”	means Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V. and 55th Street Partners II L.P.;

“Danka” or the “Company”	means Danka Business Systems PLC;

“Danka Ordinary Shares”	means the ordinary shares of £0.0125 each in the capital of Danka;

“Danka Participating Shares”	means the 6.50 per cent. senior convertible participating shares of US$1.00 each in the capital of Danka;

“Danka Shareholders”	means the holders of Danka Shares;

“Danka Shares”	means the Danka Ordinary Shares and the Danka Participating Shares;

“Deed of Undertaking”	means the deed of undertaking entered into between the Company, the Cypress Shareholders and The Prudential Assurance Company Limited dated 22 April 2008 as amended by a deed of amendment dated 18 June 2008;

“DHC”	means Danka Holding Company, a wholly-owned subsidiary of Danka;

“Directors”	means the directors of Danka;

“Disposal”	means the disposal by Danka and DHC of DOIC pursuant to the Disposal Agreement;

“Disposal Agreement”	means the agreement between Danka, DHC and Konica Minolta dated as of 8 April 2008 relating to the Disposal;

“DOIC”	means Danka Office Imaging Company, formerly an indirect, wholly-owned subsidiary of Danka;

“EGM” or “Extraordinary General Meeting”	means the Extraordinary General Meeting of the Company convened by the notice set out on pages 13 to 15 of this document;

“Form of Proxy”	means the enclosed form of proxy for use by Ordinary Shareholders in connection with the Extraordinary General Meeting;

“GECC”	means General Electric Capital Corporation;

“Group”	means Danka and its Affiliates;

“Independent Directors”	means the members of the Board who are deemed by the Board not to have a material interest in relation to the Members’ Voluntary Liquidation, being all of the members of the Board other than Mr. Harned and Mr. Parzick;

“Insolvency Act”	means the Insolvency Act 1986;

“Konica Minolta”	means Konica Minolta Business Solutions U.S.A., Inc;

“Liquidators”	means Jeremy Spratt and Finbarr O’Connell of KPMG LLP, who are authorised to act as insolvency practitioners by the Institute of Chartered Accountants of England and Wales and the Institute of Chartered Accountants in Ireland respectively, and who are proposed to be appointed as joint liquidators of the Company in the Members’ Voluntary Liquidation;

“Listing”	means the admission of the Danka Ordinary Shares to the Official List and to trading on the London Stock Exchange’s market for listed securities;

“MVL” or “Members’ Voluntary Liquidation”	means the proposed members’ voluntary liquidation of the Company as described in this document;

“Official List”	means the official list maintained by the UK Listing Authority;

“Ordinary Shareholders”	means the holders of Danka Ordinary Shares;

“Participating Shareholders”	means the holders of Danka Participating Shares;

“Proxy Statement”	means the proxy statement furnished by the Board to Participating Shareholders and holders of ADSs which accompanies this document;

“Registrar”	means the registrar of companies in England and Wales;

“Resolutions”	means the resolutions to be considered and, if thought fit, approved at the EGM as set out in the notice of EGM on pages 13 to 15 of this document, including the resolution to approve the Members’ Voluntary Liquidation;

“UK Listing Authority” or “UKLA”	means the Financial Services Authority acting in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000.

DANKA BUSINESS SYSTEMS PLC

(Registered in England No. 1101386)

NOTICE OF EXTRAORDINARY GENERAL MEETING

Notice is hereby given that an Extraordinary General Meeting (the “Meeting”) of Danka Business Systems PLC (the “Company”) will be held at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS, on 19 February 2009 at 2:00 p.m. (London time) for the purpose of considering and, if thought fit, passing the following resolutions, of which the resolutions numbered 2, 4 and 5 will be proposed to the members of the Company as ordinary resolutions, and the resolutions numbered 1 and 3 will be proposed to the members of the Company as special resolutions (resolutions 1 – 5, collectively, the “Resolutions”). Resolutions 1 and 3 are special resolutions under English law. As such, they require the affirmative vote of at least 75% of the votes cast at the Extraordinary General Meeting (as opposed to a simple majority of votes cast for an ordinary resolution) in order to be approved.

1.	Special Resolution

“THAT the Company be wound up voluntarily.”

2.	Ordinary Resolution

“THAT, subject to and with effect from the resolution numbered 1 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, Jeremy Spratt and Finbarr O’Connell of KPMG LLP, 8 Salisbury Square, London EC4Y 8BB be and are hereby appointed joint liquidators for the purpose of the voluntary winding-up of the Company, and any power conferred on them by law or by this resolution or by resolution numbered 3 below, and any act required or authorized under any enactment or such other resolution to be done by them, may be done by them jointly or by each of them alone.”

3.	Special Resolution

“THAT, subject to and with effect from the resolutions numbered 1 and 2 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, the joint liquidators appointed pursuant to the resolution numbered 2 be authorized under the provisions of section 165 (2) of the UK Insolvency Act 1986 to exercise any of the powers laid down in Schedule 4, Part I, of that Act as may be necessary or desirable in their judgment.”

4.	Ordinary Resolution

“THAT, subject to and with effect from the resolutions numbered 1 and 2 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, the remuneration of the joint liquidators (as appointed by resolution numbered 2) be fixed, in accordance with the terms of their engagement letter with the Company, dated 25 March 2008, at their normal charging rates by reference to the time properly given by them and members of their staff in attending to matters arising in the winding up of the Company (including those falling outside their statutory duties but in all respects in accordance with the terms of their engagement letters with the Company) and that they be and are hereby authorized to draw sums on account of their remuneration at such intervals as they reasonably determine and to pay any expenses and disbursements properly incurred by them in respect of the winding up.”

5.	Ordinary Resolution

“THAT, subject to and with effect from the resolutions numbered 1, 2 and 4 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, the joint liquidators be authorized to do all such things as are necessary to wind up the remaining subsidiaries of the Company, including without limitation appointing themselves as joint liquidators of the UK subsidiaries and to draw their remuneration in respect of any subsidiary liquidations from the Company on the same basis as in resolution 4.”

By order of the Board of Directors

Jean M. Johnson

Company Secretary

Registered office:

Masters House

107 Hammersmith Road

London W14 0QH

Dated: 20 January 2009

Notes:

1	Pursuant to Regulation 41 of the Uncertified Securities Regulations 2001, Danka has specified that, to be entitled to attend and vote at the Extraordinary General Meeting (and for the purpose of determining the number of votes they may cast), Danka Shareholders must be entered on the Company’s Register of Members at 2:00 p.m. (London time) on 17 February 2009 (or, in the event that the Extraordinary General Meeting is adjourned or postponed, 48 hours before the time of any adjourned or postponed meeting). Changes to entries on the relevant register of securities after 2:00 p.m. (London time) on 17 February 2009 will be disregarded in determining the rights of any person to attend or vote at the meeting.

2.	A member entitled to attend and vote at the EGM is entitled to appoint one or more proxies to exercise all or any of his or her rights to attend, speak and vote at the EGM instead of him/her by completing and returning the Form of Proxy. A proxy need not be a member of the Company.

3.	A white form of proxy for use by Ordinary Shareholders is enclosed, which, to be effective, must be completed and delivered together with the original power of attorney or authority, if any, under which it is signed (or a notarially certified copy thereof), to the Company’s registrar, Computershare Services PLC, PO Box 1075, Bristol BS99 3FA, so as to arrive not later than 48 hours before the time the meeting is to be held.

4.	In the case of joint holders the signature of any of them will suffice, but the names of all joint holders should be shown, and the vote of the senior holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the other joint holder(s) and for this purpose seniority shall be determined by the order in which the names appear in the register of members in respect of their joint holding.

5.	Any alteration made to the Form of Proxy should be initialled by the person(s) signing it.

6.	Appointment of a proxy will not prevent a member from attending and voting at the EGM should he/she decide to do so.

7.	A vote withheld is not a vote in law, which means that the vote will not be counted in the calculation of votes for or against the resolution. If no voting indication is given, your proxy will vote or abstain from voting at his or her discretion. Your proxy will vote (or abstain from voting) as he or she thinks fit in relation to any other matter which is put before the Meeting.

8.	A person to whom this notice is sent who is a person nominated under Section 146 of the Companies Act 2006 to enjoy information rights (a ‘Nominated Person’) may, under an agreement between him/her and the shareholder by whom he/she was nominated, have a right to be appointed (or to have another person appointed) as a proxy for the EGM. If a Nominated Person has no such proxy appointment right (or does not wish to exercise one they do have), he/she may, under such agreement, have a right to give instructions to the shareholder as to the exercise of voting rights.

9.	In order to facilitate voting by corporate representatives at the meeting, arrangements will be put in place at the meeting so that:

a)	if a corporate shareholder has appointed the Chairman of the meeting as its corporate representative to vote on a poll in accordance with the directions of all other corporate representatives for that shareholder at the meeting, then on a poll those corporate representatives will give voting directions to the Chairman and the Chairman will vote (or withhold a vote) as corporate representative in accordance with those directions; and

b)	if more than one corporate representative for the same corporate shareholder attends the meeting but the corporate shareholder has not appointed the Chairman of the meeting as its corporate representative, a designated corporate representative will be nominated, from those corporate representatives who attend, who will vote on a poll and the other corporate representatives will give voting directions to that designated corporate representative. Corporate shareholders are referred to the guidance issued by the Institute of Chartered Secretaries and Administrators on proxies and corporate representatives (www.icsa.org.uk) for further details of this procedure, which includes a sample form of appointment letter if the Chairman is being appointed as described in a) above.

DANKA BUSINESS SYSTEMS PLC

Extraordinary General Meeting

Proxy Form – 6.50% Senior Convertible Participating Shares

I/We:

(full name(s) in block capital letters please)

of (address)

being (a) shareholder(s) of Danka Business Systems PLC (the “Company”), hereby appoint the Chairman of the Extraordinary General Meeting/or as my/our proxy to vote for me/us on my/our behalf at the Extraordinary General Meeting of the Company to be held at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS at 2.00 p.m. London time on February 19, 2009 and at any adjournment thereof. I/We direct my/our proxy to vote on the following resolutions as I/we have indicated by marking the appropriate box with an ‘X’. If no indication is given, my/our proxy will vote or abstain from voting at his or her discretion and I/we authorise my/our proxy to vote (or abstain from voting) as he or she thinks fit in relation to any other matter which is properly put before the meeting.

Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any instruction, the proxy will vote or abstain as he thinks fit.

	For	Against	Vote Withheld
1. Special Resolution THAT the Company be wound up voluntarily.	☐	☐	☐

2.      Ordinary Resolution

THAT, subject to and with effect from the resolution numbered 1 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, Jeremy Spratt and Finbarr O’Connell of KPMG LLP, 8 Salisbury Square, London EC4Y 8BB be and are hereby appointed joint liquidators for the purpose of the voluntary winding-up of the Company, and any power conferred on them by law or by this resolution or by resolution numbered 3 below, and any act required or authorized under any enactment or such other resolution to be done by them, may be done by them jointly or by each of them alone.

	☐	☐	☐

3.      Special Resolution

THAT, subject to and with effect from the resolutions numbered 1 and 2 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, the joint liquidators appointed pursuant to the resolution numbered 2 be authorized under the provisions of section 165 (2) of the UK Insolvency Act 1986 to exercise any of the powers laid down in Schedule 4, Part I, of that Act as may be necessary or desirable in their judgment.

	☐	☐	☐

4.      Ordinary Resolution

THAT, subject to and with effect from the resolutions numbered 1 and 2 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, the remuneration of the joint liquidators (as appointed by resolution numbered 2) be fixed, in accordance with the terms of their engagement letter with the Company, dated 25 March 2008, at their normal charging rates by reference to the time properly given by them and members of their staff in attending to matters arising in the winding up of the Company (including those falling outside their statutory duties but in all respects in accordance with the terms of their engagement letters with the Company) and that they be and are hereby authorized to draw sums on account of their remuneration at such intervals as they reasonably determine and to pay any expenses and disbursements properly incurred by them in respect of the winding up.

	☐	☐	☐

5.      Ordinary Resolution

THAT, subject to and with effect from the resolutions numbered 1, 2 and 4 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, the joint liquidators be authorized to do all such things as are necessary to wind up the remaining subsidiaries of the Company, including without limitation appointing themselves as joint liquidators of the UK subsidiaries and to draw their remuneration in respect of any subsidiary liquidations from the Company on the same basis as in resolution 4.

	☐	☐	☐

Signed

Dated  ________________________________________________________________________________  2009

Notes:

1.	As a member of the Company you are entitled to appoint a proxy to exercise all or any of your rights to attend, speak and vote at a general meeting of the Company. You can only appoint a proxy using the procedures set out in these notes.

2.	To be effective this form must be completed, signed and deposited with the Company’s Registrars, Computershare Services PLC, PO Box 1075, Bristol BS99 3FA not later than 2.00 p.m. London time on February 17, 2009, together with any power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof or a copy certified in accordance with the Powers of Attorney Act 1971.

3.	Members not residing in the UK will need to attach appropriate postage to the reverse of this form to ensure that it is received in time.

4.	Appointment of a proxy does not preclude you from attending the meeting and voting in person. If you have appointed a proxy and attend the meeting in person, your proxy appointment will automatically be terminated.

5.	A proxy does not need to be a member of the Company but must attend the meeting to represent you. To appoint as your proxy a person other than the Chairman of the meeting, insert their full name where indicated above. If you sign and return this proxy form with no name inserted in the box, the Chairman of the meeting will be deemed to be your proxy. Where you appoint as your proxy someone other than the Chairman, you are responsible for ensuring that they attend the meeting and are aware of your voting intentions.

6.	You may appoint more than one proxy provided each proxy is appointed to exercise rights attached to different shares. You may not appoint more than one proxy to exercise rights attached to any one share. To appoint more than one proxy, please contact the Company’s Registrars, Computershare Services PLC, at +44 (0) 870 889 4027 not later than 2.00 p.m. London time on February 17, 2009 for further instructions.

7.	To direct your proxy how to vote on the resolutions mark the appropriate box with an ‘X’. To abstain from voting on a resolution, select the relevant “Vote withheld” box. A vote withheld is not a vote in law, which means that the vote will not be counted in the calculation of votes for or against the resolution. If no voting indication is given, your proxy will vote or abstain from voting at his or her discretion. Your proxy will vote (or abstain from voting) as he or she thinks fit in relation to any other matter which is put before the meeting.

8.	Where the member is a company, this form must be executed under its common seal or by two directors, or by a director and the secretary, or by an officer or attorney duly authorised by the company.

9.	Any power of attorney or any other authority under which this proxy form is signed (or a duly certified copy of such power or authority) must be included with the proxy form.

10.	In the case of joint holders, any of them can sign and submit a proxy form but where more than one joint holder does so, the form submitted by the senior will be accepted to the exclusion of the others, seniority being determined for these purposes by the order in which the names stand on the Register in respect of each share.

11.	If you submit more than one valid proxy appointment, the appointment received last before the latest time for the receipt of proxies will take precedence.

12.	For details of how to change your proxy instructions or revoke your proxy appointment see the notes to the notice of meeting.

13.	Any alteration to this form should be initialed by the person(s) signing it.

DANKA BUSINESS SYSTEMS PLC (the “Company”)

Instructions to THE BANK OF NEW YORK MELLON, as Depositary

(Must be received by 5:00 p.m., New York City time, on February 17, 2009)

The undersigned Owner of American Depositary Receipts hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, insofar as practicable, to vote or cause to be voted the Deposited Securities represented by such Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on January 15, 2009 at the Extraordinary General Meeting of Danka Business Systems PLC to be held in London, England, on February 19, 2009 in respect of the resolutions specified in the Notice of the Extraordinary General Meeting.

NOTE:

Instructions as to voting on the specified resolutions should be indicated by an “X” in the appropriate box. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities other than in accordance with such instructions. If the Depositary does not receive instructions from the Owner of American Depositary Receipts, the Depositary shall give discretionary proxy for the shares evidenced by such Receipt to a person designated by the Issuer.

DANKA BUSINESS SYSTEMS PLC

PROXY PROCESSING

P.O. BOX 3549

S HACKSENSACK, NJ 07606-9249

(Continued and to be dated and signed on the reverse side.)

[Reverse]

The Danka Board of Directors recommends that you vote “FOR” Resolutions 1 – 5.

	For	Against	Vote Withheld
1. Special Resolution THAT the Company be wound up voluntarily.	☐	☐	☐

2.      Ordinary Resolution

THAT, subject to and with effect from the resolution numbered 1 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, Jeremy Spratt and Finbarr O’Connell of KPMG LLP, 8 Salisbury Square, London EC4Y 8BB be and are hereby appointed joint liquidators for the purpose of the voluntary winding-up of the Company, and any power conferred on them by law or by this resolution or by resolution numbered 3 below, and any act required or authorized under any enactment or such other resolution to be done by them, may be done by them jointly or by each of them alone.

	☐	☐	☐

3.      Special Resolution

THAT, subject to and with effect from the resolutions numbered 1 and 2 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, the joint liquidators appointed pursuant to the resolution numbered 2 be authorized under the provisions of section 165 (2) of the UK Insolvency Act 1986 to exercise any of the powers laid down in Schedule 4, Part I, of that Act as may be necessary or desirable in their judgment.

	☐	☐	☐

4.      Ordinary Resolution

THAT, subject to and with effect from the resolutions numbered 1 and 2 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, the remuneration of the joint liquidators (as appointed by resolution numbered 2) be fixed, in accordance with the terms of their engagement letter with the Company, dated 25 March 2008, at their normal charging rates by reference to the time properly given by them and members of their staff in attending to matters arising in the winding up of the Company (including those falling outside their statutory duties but in all respects in accordance with the terms of their engagement letters with the Company) and that they be and are hereby authorized to draw sums on account of their remuneration at such intervals as they reasonably determine and to pay any expenses and disbursements properly incurred by them in respect of the winding up.

	☐	☐	☐

5.      Ordinary Resolution

THAT, subject to and with effect from the resolutions numbered 1, 2 and 4 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed, the joint liquidators be authorized to do all such things as are necessary to wind up the remaining subsidiaries of the Company, including without limitation appointing themselves as joint liquidators of the UK subsidiaries and to draw their remuneration in respect of any subsidiary liquidations from the Company on the same basis as in resolution 4.

	☐	☐	☐

Mark box at right if an address change or comment has been noted  ☐

on the reverse side of this card.

Dated:

Signature

Signature

Votes MUST be indicated (x) in black or blue ink.

Please mark, sign, date and return the voting instruction card promptly using the enclosed envelope.